Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

Isoray Medical, Inc.

as Seller,

Perspective Therapeutics, Inc.

as Seller Parent

and

GT Medical Technologies, Inc.

as Buyer

dated as of December 7, 2023

TABLE OF CONTENTS

Page

1.	Definitions		1

	1.1	Defined Terms	1
	1.2	Additional Defined Terms	15
	1.3	Other Definitional and Interpretive Matters	16

2.	Purchase and Sale of the Business		17

	2.1	Purchase and Sale of Assets	17
	2.2	Excluded Assets	18
	2.3	Assumed Liabilities	19
	2.4	Excluded Liabilities	19
	2.5	Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties	20
	2.6	Bulk Sales Law	22
	2.7	Buyer Designee	22
	2.8	Purchase Price	22
	2.9	Taxes	22

3.	Closing		24

	3.1	Closing Date	24
	3.2	Closing Effective Time and Contemporaneous Effectiveness	24
	3.3	Seller Obligations at the Closing	24
	3.4	Buyer Obligations at the Closing	25
	3.5	Closing Payment	25

4.	Representations and Warranties of Seller		25

	4.1	Organization	25
	4.2	Qualification	25
	4.3	Authorization; Binding Effect	26
	4.4	Non‑Contravention; Consents	26
	4.5	Purchased Assets	27
	4.6	Legal Proceedings	28
	4.7	Compliance with Laws; Governmental Permits	28
	4.8	Trade Controls.	28
	4.9	Intellectual Property	29
	4.10	Data Privacy and Security	33
	4.11	Employees; Employee Benefit Plans	34
	4.12	Contracts	37
	4.13	Business Product Liability	39

i

	4.14	Business Product Warranty	39
	4.15	Inventory	40
	4.16	Customers and Suppliers	40
	4.17	Restrictions on the Business	41
	4.18	Regulatory Matters	41
	4.19	Taxes	43
	4.20	Real Estate	44
	4.21	Environmental Matters	45
	4.22	Investment Representations	46
	4.23	Brokers	47
	4.24	Books and Records	47
	4.25	Solvency	48
	4.26	Related Person Transactions	48
	4.27	No Other Representations or Warranties	48

5.	Representations and Warranties of Buyer		48

	5.1	Organization and Qualification	48
	5.2	Authorization; Binding Effect	49
	5.3	Non‑Contravention; Consents	49
	5.4	Brokers	50
	5.5	Valid Issuance of Shares	50
	5.6	Legal Proceedings	50
	5.7	Solvency	50
	5.8	Compliance with Laws	50
	5.9	No Other Representations or Warranties	50

6.	Certain Covenants		51

	6.1	Access and Information	51
	6.2	Seller Conduct of the Business	52
	6.3	Buyer Conduct of the Business	54
	6.4	Tax Reporting and Allocation of Consideration	54
	6.5	Business Employees	55
	6.6	Ancillary Agreements	58
	6.7	Contacts with Suppliers and Customers; Inventory	59
	6.8	Non‑Solicitation of Transferred Employees	59
	6.9	No Negotiation or Solicitation	59
	6.10	Non‑Competition	60
	6.11	Post-Closing Remittances; Prorations and Adjustments	61
	6.12	Notification of Certain Matters	61
	6.13	Restrictions on Transfer; Book-Entry; Legends	61
	6.14	Reasonable Best Efforts	64

7.	Confidential Nature of Information		64

	7.1	Seller’s Proprietary Information	64
	7.2	Buyer’s Proprietary Information	65
	7.3	Confidential Nature of Agreements	67

8.	Conditions Precedent to Closing		67

	8.1	Conditions to the Obligations of Each Party	67
	8.2	Conditions Precedent to Buyer’s Obligations	67
	8.3	Conditions Precedent to Seller’s Obligations	68

9.	Indemnification		69

	9.1	Survival of Representations, Warranties and Covenants	69
	9.2	Seller Indemnification	70
	9.3	Buyer Indemnification	71
	9.4	Claims and Procedures; Limitations	71
	9.5	Third Party Claims	74

10.	Miscellaneous Provisions		75

	10.1	Notices	75
	10.2	Expenses	76
	10.3	Entire Agreement; Amendments	76
	10.4	Assignment; Binding Effect; Severability	76
	10.5	Governing Law	77
	10.6	Consent to Jurisdiction	77
	10.7	Waiver of Jury Trial	77
	10.8	Specific Performance	77
	10.9	Remedies Cumulative	78
	10.10	Execution in Counterparts; Electronic Signature	78
	10.11	Public Announcement	78
	10.12	No Third Party Beneficiaries	78
	10.13	No Waiver	79
	10.14	Negotiation of Agreement	79

11.	Termination		79

	11.1	Termination	79
	11.2	Effect of Termination	80

Schedules

Schedule 2.1(a)	Business Intellectual Property
Schedule 2.1(b)	Manufacturing Equipment
Schedule 2.1(c)	Non-Manufacturing Equipment
Schedule 2.1(e)	Inventory
Schedule 2.1(f)	Assigned Contracts
Schedule 2.1(g)	Assigned Leases
Schedule 2.1(i)	Governmental Permits
Schedule 2.1(k)	Business Products
Schedule 3.3(f)(i)	Required Consents
Schedule 3.3(f)(ii)	Required Notices
Schedule 3.3(l)	Contracts to be Terminated
Schedule 3.3(m)	Assets to Be Assigned to Seller Prior to Closing

Exhibits

Exhibit A	Earn-Out
Exhibit B	Patent Assignment Agreement
Exhibit C	Bill of Sale

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 7, 2023, by and among Isoray Medical, Inc., a Delaware corporation (“Seller”), Perspective Therapeutics, Inc., a Delaware corporation (“Seller Parent”) and GT Medical Technologies, Inc., a Delaware corporation (“Buyer”). Seller, Seller Parent and Buyer are referred to herein individually as a “Party,” and together as the “Parties”.

R E C I T A L S

A.    WHEREAS, Seller is solely engaged in the Business (as hereinafter defined);

B.    WHEREAS, the Business is comprised of certain assets and liabilities that are currently owned by Seller;

C.    WHEREAS, Seller desires to sell, transfer and assign to Buyer or a Buyer Designee (as hereinafter defined), and Buyer or a Buyer Designee desires to purchase and assume from Seller, the Purchased Assets (as hereinafter defined), and Buyer or a Buyer Designee is willing to assume from Seller the Assumed Liabilities (as hereinafter defined), in each case, as more fully described and upon the terms and subject to the conditions set forth herein;

D.    WHEREAS, concurrently with the execution of this Agreement, and as a condition to Buyer’s willingness to enter into this Agreement, at least one Key Employee (as hereinafter defined) is entering into an employment offer letter (an “Offer Letter”) with Buyer or a Buyer Designee which shall become effective as of the Closing; and

E.    WHEREAS, in connection with the Closing of the transactions contemplated hereby and as an inducement to Seller’s and Buyer’s willingness to enter into this Agreement, Seller and Buyer or a Buyer Designee desire to enter into one or more Bills of Sale and Patent Assignment Agreements (each as hereinafter defined, and collectively, the “Ancillary Agreements”).

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions.

1.1    Defined Terms.

For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Achieved Earn-Out Payment” has the meaning assigned to it on Exhibit A.

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Assigned Contracts” means the Contracts set forth on Schedule 2.1(f).

“Assigned Leases” means the Leases for the Leased Premises.

“Benefit Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA), (b) employment, consulting or other service agreement or arrangement, and (c) compensation, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, restricted stock, stock appreciation right, stock purchase, phantom stock or other equity or equity-based compensation, performance, retirement, supplemental retirement, pension, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, vacation, personal days, floating holidays, perquisite, tuition reimbursement, outplacement, fringe benefit, sabbatical, sick leave, change of control, transaction, retention, severance, termination, redundancy policy, workers’ compensation, cafeteria, disability, death benefit, hospitalization, medical, dental, life insurance, accident benefit, retiree benefit, welfare benefit and each other compensation or benefit plan, program, policy, agreement or arrangement, in each case maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any current or former Service Provider, or any spouse, beneficiary or dependent thereof.

“Bill of Sale” means a bill of sale and assignment and assumption agreement, in substantially the form set forth as Error! Reference source not found..

“Business” means the worldwide manufacturing, refinement, commercialization, use, marketing, sale, and distribution of the Business Products, as carried on or planned to be carried on and conducted or planned to be conducted by Seller, but excluding any billing, order entry, fulfillment, accounting, collections, or other corporate centralized functional organizations within, or controlled by, Seller.

“Business Data” means all data collected, generated, or received in connection with the services rendered by Seller, including any de-identified data, confidential data, tracking data and all credentials collected, held, or otherwise managed by or on behalf of Seller.

“Business Day” means a day that is not (a) a Saturday, a Sunday or a statutory or civic holiday in the State of California, or (b) a day on which banking institutions are required by Law to be closed in the State of California.

“Business Employees” means the employees of Seller or its Affiliates who are set forth on Section 4.11(a) of the Disclosure Schedule.

“Business Intellectual Property” means all Intellectual Property Rights owned or controlled, or purported to be owned or controlled, by Seller that is primarily related to the Business.

“Business Product” means all products set forth on Schedule 2.1(k), including Cesium-131 and brachytherapy seeds containing Cesium-131 and any and all improvements, derivatives or next generations thereto that are currently in production and products under design and development utilizing Cesium-131 or brachytherapy seeds

“Business Records” means the Customer Order Database, tangible data, disks, tapes and other media-storing data and files, advertising, promotional and media materials, training materials, trade show materials and videos, engineering information, design documents, models, manuals and data, including databases for reference designs, product datasheets, sales and purchase correspondence, including price lists, lists of present and former customers, information concerning customer contacts, purchasing history and invoices, technical characteristics and other information reasonably required for ongoing customer relationships, lists of present and former suppliers or vendors, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, bids, records of operation, personnel and employment records (including resumes, immigration files and Form I-9s), standard forms of documents, manuals of operations or business procedures, designs, research materials and product testing reports, and any information relating to any Tax imposed on any Purchased Assets or with respect to the Business, in each case, whether in hardcopy or computer format and whether stored in network facilities or otherwise and, in each case, to the extent primarily related to the Business, including any, but excluding such items to the extent (a) they are included in, or primarily related to, any Excluded Assets or Excluded Liabilities, or (b) any applicable Law prohibits the transfer of such information.

“Buyer 409A Value” means $0.78.

“Buyer Capital Stock” means Buyer Common Stock and Buyer Preferred Stock

“Buyer Common Stock” means the common stock of Buyer, $0.0001 par value per share.

“Buyer Designee” means one or more Affiliates of Buyer identified to Seller in accordance with Section 2.7 prior to the Closing Date.

“Buyer Fundamental Representation” means each of the representations and warranties of Buyer set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authorization; Binding Effect), Section 5.3 (Non-Contravention; Consents), Section 5.4 (Brokers), Section 5.5 (Valid Issuances of Shares; Capitalization), and Section 5.7 (Solvency).

“Buyer Fully Diluted Capitalization” means the sum of (a) the total number of shares of Buyer Common Stock that are issued and outstanding as of the Closing (including, for the avoidance of doubt, the Shares), (b) the total number of shares of Buyer Common Stock that are issuable upon the conversion in full of all shares of Buyer Preferred Stock issued and outstanding as of the Closing, (c) the total number of shares of Buyer Common Stock that are issuable upon the conversion or exercise in full of all convertible securities or other rights to acquire Buyer Capital Stock that are outstanding as of the Closing (including convertible notes and SAFEs) and (d) the total number of shares of Buyer Common Stock that remain available for issuance under any equity incentive plan maintained by Buyer; provided, that Buyer Fully Diluted Capitalization shall not include shares of Buyer Capital Stock issuable upon the exercise of any Buyer Series C-1 Warrant.

“Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Hernan Lopez and Brian Martin, and the knowledge that each such Person would have reasonably obtained after making due inquiry.

“Buyer Material Adverse Effect” means any fact, circumstance, change, condition, occurrence or effect that, individually or when taken together with all other such facts, circumstances, changes, conditions, occurrences or effects that exist at the date of determination of the occurrence of the Buyer Material Adverse Effect, has or is reasonably likely to have a material adverse effect on (a) the business, operations, financial condition or results of operations of Buyer, taken as a whole, or (b) Buyer’s ability to perform its obligation under consummate the transactions contemplated by this Agreement and the Ancillary Agreements or consummate the transactions contemplated hereby or thereby, provided, however, that no facts, circumstances, changes, conditions, occurrences or effects (by themselves or when aggregated with any other facts, circumstances, changes, conditions, occurrences or effects) resulting from, relating to or arising out of the items enumerated in sub‑clauses (i) to (vi) below shall be deemed to be or constitute a Buyer Material Adverse Effect, and no facts, circumstances, changes, conditions, occurrences or effects resulting from, relating to or arising out of the following, individually or in the aggregate, shall be taken into account when determining whether a Buyer Material Adverse Effect has occurred or may, would or could occur: (i) general economic, financial or political conditions in the United States or any other jurisdiction in which Buyer has business, operations or contractual relationships, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Buyer’s business, taken as a whole, relative to other similar businesses of comparable size; (ii) conditions in the industry or industries of Buyer, and any industry‑wide changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Buyer’s business, taken as a whole, relative to other similar businesses of comparable size; (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on Buyer’s business, taken as a whole, relative to other businesses in the same industry or industries of Buyer and of comparable size; (iv) acts of terrorism or war to the extent that such acts do not have a materially disproportionate impact on Buyer’s business, taken as a whole, relative to other similar businesses of comparable size; (v) the announcement or pendency of this Agreement and the transactions contemplated hereby; or (vi) compliance by Buyer with the express terms of this Agreement or the failure by Buyer to take any action that is expressly prohibited by this Agreement.

“Buyer Preferred Stock” means the preferred stock of Buyer, $0.0001 par value per share, including all classes and series.

“Buyer Series C-1 Preferred Stock” means Buyer’s Series C-1 Preferred Stock, $0.0001 par value per share.

“Buyer Series C-1 Warrant” means any warrant to purchase shares of Buyer Series C-1 Preferred Stock.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq. as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consideration” means the Stock Consideration plus any Achieved Earn-Out Payment that becomes payable pursuant to this Agreement.

“Contract Manufacturer” means any Person other than Seller that produces or manufactures any Business Products or any components thereof.

“Contracts” means any contracts, agreements, leases and subleases, supply contracts, commitments, purchase orders, sales orders and instruments primarily related to the Business, including any of the foregoing entered into between the date hereof and the Closing Date by Seller.

“Copyrights” means rights in works of authorship, copyrightable works, and rights of ownership of copyrightable works, including without limitation copyrights (including copyrights in Software), whether registered or unregistered and whether arising under the Laws of the United States or any other jurisdiction anywhere in the world, including moral rights and mask work rights, and all registrations and applications for registration with respect thereto.

“Customer Order Database” means the database containing all orders recorded for customers who ordered any of the Seller’s Business Products for the period from November 9, 2004 to the most recent date possible prior to the Closing Date.

“Data Protection Requirements” means all applicable (a) Privacy Laws; (b) Privacy Policies; (c) terms of any Contracts to which Seller is bound relating to the Processing of Personal Information or Business Data by Seller; and (d) generally accepted industry standards applicable to the industry in which Seller operates.

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, pledge, easement, encroachment, building or use restriction, capital lease, conditional sale or other title retention agreement, covenant or other similar restriction, adverse claims of ownership or use, or other similar restriction of any kind affecting the Purchased Assets.

“Environmental Law” means any Law that regulates or governs (a) emissions, discharges, releases, or threatened releases of Hazardous Substances, (b) Hazardous Substance Activities, (c) the protection of Persons, natural resources or the environment, (d) the management of Hazardous Substances, or (e) other activities involving Hazardous Substances including under CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., or any other similar Law, as any such Law has been amended or supplemented, and the regulations promulgated pursuant thereto.

“Environmental Liability” means any liability arising in connection with or in any way relating to Seller, any property owned, leased, or operated by Seller, the Business, or the Purchased Assets which (a) arises under or relates to any Environmental Law or any Hazardous Substance Activity and (b) relates to the period on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means, with respect to Seller, any other Person that, together with Seller, is or was at the relevant time required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or under Section 4001(b) of ERISA.

“Excluded Taxes” means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, with respect to (a) any Taxes of Seller (including any liability of Seller for the Taxes of any other Person (other than Buyer or its Affiliates) under Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), (b) any Taxes relating to, pertaining to, or arising out of, the Business or the Purchased Assets for any Pre‑Closing Tax Period, including all interest, penalties or other amounts with respect thereto accruing in Post‑Closing Tax Periods, (c) any Taxes required by Law to be paid by Seller (or withheld from Seller by Buyer or a Buyer Designee and remitted to the appropriate taxing Governmental Body) as a result of their sale of the Purchased Assets in any jurisdiction (including any mandatory withholding Taxes), and (d) any Transfer Taxes under Section 2.9(b).

“FDA” means the U.S. Food and Drug Administration.

“Fixtures and Supplies” means the fixtures, improvements, furniture, furnishings, office and other supplies, vehicles, and other tangible personal property owned by Seller and primarily related to the Business that are (a) located at the portion of the real property that is leased pursuant to the Assigned Leases, or (b) located at the facilities of, or consigned to, a Contract Manufacturer, in each case, including desks, tables, chairs, file cabinets, racks, cubicles and other storage devices and office supplies and any additions, improvements, replacements and alterations thereto between the date hereof and the Closing Date and all warranties and guarantees, if any, express or implied with respect to the foregoing, but excluding any such items primarily related to Excluded Assets or Excluded Liabilities and any Manufacturing Equipment.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Body” means any legislative, executive or judicial unit of any governmental entity (supranational, national, federal, provincial, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Governmental Permits” means the governmental permits and licenses, registrations, certificates of inspection, approvals, clearances, or other authorizations issued to Seller with respect to the Business or the Leased Premises and necessary for the lawful operation or conduct of the Business or the occupancy or use of the Leased Premises as currently operated, conducted, used and occupied under applicable Laws, including the permits and licenses, registrations, certificates of inspection, approvals, clearances, or other authorizations set forth on Schedule 2.1(i).

“Hazardous Substance” means any chemical, material, emission, waste, or substance that has been designated by a Governmental Body to be hazardous, toxic, dangerous, radioactive, a pollutant, or words of similar import, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, urea formaldehyde insulation, toxic mold, polychlorinated biphenyls (PCB), per-and polyfluoroalkyl substances (PFAS), radioactive materials, flammable and explosive substances, and pesticides.

“Hazardous Substance Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labeling, certification, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including, without limitation, any required labeling, payment of waste fees or charges (including so‑called e‑waste fees) and compliance with any packaging, recycling, product take‑back or product content requirements, including without limitation, the European Union Directive 2012/19/EU on Waste Electrical and Electronic Equipment or WEEE Directive, the European Union Regulation (EC) No. 1907/2006 of the European Parliament and of the Council concerning the Registration, Evaluation, Authorization and Restriction of Chemicals or REACH, the European Union Directive 2011/65/EU on the Restriction on the Use of Certain Hazardous Substances or ROHS Directive, and China’s Administrative Measures on the Control of Pollution Caused by Electronic Information Products or China ROHS, all as amended at any time.

“Health Care Laws” means: (a) all federal, state, local and foreign health care anti-kickback, self-referral, false claims, transparency and fraud and abuse Laws, including the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. §1320a-7b(a)), the civil monetary penalties Law (42 U.S.C. § 1320a-7a), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. Section 1320-7h), 18 U.S.C. §§ 286, 287, 1035, 1347 and 1349 and the health care fraud criminal provisions under HIPAA; (b) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) (“HIPAA”); (c) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (d) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); and (e) all comparable foreign, national, supranational, federal, state and local healthcare Laws; in the case of each of the foregoing clauses, as amended and together with all regulations promulgated thereunder.

“Indemnitee” means a Buyer Indemnitee or a Seller Indemnitee, as applicable.

“In‑Licenses” means any Contract pursuant to which a Person grants Seller a license grant under any Intellectual Property Rights owned or controlled by such Person for the operation or conduct of the Business.

“Intellectual Property Rights” means (a) Trademarks and URL and domain name registrations, (b) Copyrights, (c) Patents and industrial property rights, (d) Trade Secrets and other rights in confidential or proprietary information, (e) all registrations and applications for any of the foregoing, (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases) and (g) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing which may be brought against Third Parties.

“Inventory” means the inventory, wherever located, including raw materials (which, for the avoidance of doubt, shall include the chemical element, Barium, and any materials containing Barium), work in process, recycled materials, demo and evaluation inventory, finished products, inventoriable supplies, and non‑capital spare parts and supplies owned by Seller and primarily related to the Business (including any of the foregoing that is on order with a Contract Manufacturer), and any rights of Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and set‑off with respect to such Inventory, but only to the extent such rights are assignable, but specifically excluding any such items primarily related to Excluded Assets or Excluded Liabilities.

“IT Systems” means the computer systems, networks, hardware, digital storage media, applications and Software possessed, maintained, used or operated by Seller, and includes any technical components that Seller uses to Process data.

“Key Employee” means each of those persons who currently serve as radiation officers in the Company.

“Law” means any supranational, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country.

“Lease” means each lease to which Seller is a tenant or subtenant for a Leased Premises.

“Leased Premises” means the real property located at 350 Hills St., Suite 106, Richland, Washington 99354, together with all rights, easements and privileges appertaining or relating to such real property, and all improvements located thereon, that is leased by Seller.

“Losses” means any loss, damage, injury, liability, claim, settlement, judgment, award, fine, penalty, Tax, fee, charge, cost or expense of any nature (including reasonable and documented costs of investigation and any fees, charges, costs and expenses associated with any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under ARTICLE 9), excluding punitive or exemplary damages other than as awarded and owed to a Third Party.

“Manufacturing Equipment” means all machinery and equipment (including assembly equipment and test equipment) used directly in the production or manufacture of the Business Products, including in each case any related replacement or spare parts, components, tools, and tooling; provided, that in no event shall Manufacturing Equipment include any Office Equipment.

“Non-Manufacturing Equipment” means the personal property primarily related to the Business, including all Office Equipment and other similar items or equipment, owned by Seller, including any such items (a) located at the Leased Premises or (b) located at the facilities of, and consigned to, a Contract Manufacturer, but not (i) any corporate assets used by Seller’s remaining businesses as part of its integrated corporate data, networking or telephone infrastructure, (ii) any such items primarily related to Excluded Assets or Excluded Liabilities and (iii) any Manufacturing Equipment. Non‑Manufacturing Equipment includes rights to the warranties received from the manufacturers and distributors of such items and to any related claims, credits, rights of recovery and set‑off with respect to such items, but only to the extent that such rights are assignable.

“Office Equipment” means all office equipment and other loose or moveable articles, including computers, laptops, cell phone devices, smartphones, printers, copiers, faxes, phone or conferencing equipment, network equipment, data processing equipment and peripheral equipment, and other similar items or equipment.

“Open Source License” means any version of the Apache License, Eclipse Public License, GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Development and Distribution License (CDDL), Common Public License (CPL), and any other license meeting the requirements of the “Open Source Definition” (as promulgated by the Open Source Initiative), the “Free Software Definition” (as promulgated by the Free Software Foundation prior to or as of the date hereof) or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Software” means any Software that is licensed under an Open Source License.

“Patent Assignment Agreement” means a patent assignment agreement, in substantially the form set forth as Exhibit B..

“Patents” means patents or patent applications worldwide of any kind or nature (including industrial designs, utility models, certificates of invention and applications for certificates of invention and priority rights), invention disclosures, and any provisional applications, international (PCT) applications, renewals, reissues, reexaminations, extensions, continuations, continuations‑in‑part, divisions and substitutions relating to any of the patents and patent applications, as well as all related counterparts to such patents and patent applications, wheresoever issued or pending anywhere in the world.

“Permitted Encumbrances” means any (a) statutory lien for Taxes, assessments and other governmental charges or liens of carriers, landlords, warehouseman, mechanics and material men incurred in the ordinary course of business of the Business, in each case for sums not yet due and payable, (b) liens incurred or deposits made in the ordinary course of the Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, (c) non-exclusive licenses or covenants granted by Seller or an Affiliate in connection with sales of products in the ordinary course of business or pursuant to Seller’s Patent licensing activities, (d) any use or other building restriction for the Leased Premises that does not materially interfere with the use of the Leased Premises, does not materially detract from the value or marketability of the property and which are not violated by the current use or occupancy of any such real property or the operation of the Business thereon, and (e) any Encumbrance or minor imperfection in title and minor encroachments, if any, that, individually or in the aggregate, are not material in amount, do not materially interfere with the conduct of the Business or with the use of the Purchased Assets and do not materially affect the value of the Purchased Assets or the Business.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Personal Information” has the same meaning as the term “personal data,” “personal information,” “protected health information” or the equivalent under applicable Privacy Laws.

“Post‑Closing Tax Period” means any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date.

“Pre‑Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Privacy Laws” means any applicable Laws relating to the Processing of data, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information.

“Privacy Policies” means all published, posted, and internal agreements and policies relating to Seller’s and its Affiliates’ Processing of Personal Information or other Business Data.

“Proceeding” means any action, claim, cause of action, demand, suit, litigation, arbitration, inquiry, notice of violation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination, citation, summons or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Process” or “Processing” or “Processed” means, with respect to data, the collection, use, accessing, storage, transfer, disclosure, disposal, or other processing of such data.

“Purchased CM Assets” means any work in progress, raw materials, finished goods or other Inventory located at the facilities of or consigned to a Contract Manufacturer.

“Registered Business Intellectual Property” means all Business Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued, filed with, or recorded under the authority of any Governmental Body, including all Patents, registered Copyrights, registered Trademarks, and domain names, and all applications for any of the foregoing.

“Related Person” means: (a) with respect to an individual Person, (i) each member of her or his family, (ii) any Person directly or indirectly controlled by her or him or one or more members of her or his family, (iii) any Person with respect to which she, he or one or more members of her or his family serves as a director, officer, partner, executor, or trustee (or in a similar capacity) or (iv) her or his legal, financial or other professional adviser of such individual; and (b) with respect to a Person other than an individual, (i) any Affiliate of such Person, (ii) any Person that directly or indirectly holds a 5% or greater beneficial interest in such Person, including, for the avoidance of doubt, with respect to Seller, (iii) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in a similar capacity), (iv) any Person in which such Person directly or indirectly holds a 5% or greater beneficial interest, and (v) any Person with respect to which such Person serves as a general partner or a trustee (or in a similar capacity).

“Return” means any return, declaration, report, claim for refund, form or information return or statement, and any other document filed or required to be filed in respect of any Tax, including any schedule or attachment thereto or amendment thereof.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or His Majesty’s Treasury of the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Securities Act” means the Securities Act of 1933 as amended from time to time, and the rules promulgated thereunder.

“Seller Employee Liabilities” means all liabilities, commitments and obligations of Seller and its ERISA Affiliates (including all liabilities, commitments and obligations with respect to wages, compensation, cash or equity incentives, benefits, severance, Accrued Amounts and other accrued obligations, employment, engagement, retention and/or discharge, COBRA the WARN Act, claims of unfair labor practices and claims under any applicable Laws relating to employment or labor): (a) relating to any current or former officer, employee, consultant, independent contractor, manager or director of Seller or any ERISA Affiliate (or dependent or beneficiary thereof) who does not become a Transferred Employee for any reason, regardless of when arising; (b) relating to any Business Employee who does become a Transferred Employee (or any beneficiary or dependent thereof), to the extent arising on or prior to the Closing Date; or (c) arising at any time under any Benefit Plan.

“Seller Fundamental Representation” means each of the representations and warranties of Seller set forth in Section 4.1 (Organization), Section 4.2 (Qualification), Section 4.3 (Authorization; Binding Effect), Section 4.4 (Non-Contravention; Consents), Section 4.5 (Purchased Assets), Section 4.19 (Taxes), Section 4.23 (Brokers) and Section Error! Reference source not found. (Solvency).

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Thijs Spoor, Jonathan Hunt, and Andrew Bright, and the knowledge that each such Person would have reasonably obtained after making due inquiry.

“Seller Material Adverse Effect” means any fact, circumstance, change, condition, occurrence or effect that, individually or when taken together with all other such facts, circumstances, changes, conditions, occurrences or effects that exist at the date of determination of the occurrence of the Seller Material Adverse Effect, has or is reasonably likely to have a material adverse effect on (a) the business, operations, financial condition or results of operations of the Business, taken as a whole, or (b) Seller’s ability to perform its obligations under this Agreement and the Ancillary Agreements or consummate the transactions contemplated hereby or thereby; provided, however, that no facts, circumstances, changes, conditions, occurrences or effects (by themselves or when aggregated with any other facts, circumstances, changes, conditions, occurrences or effects) resulting from, relating to or arising out of the items enumerated in sub‑clauses (i) to (vi) below shall be deemed to be or constitute a Seller Material Adverse Effect, and no facts, circumstances, changes, conditions, occurrences or effects resulting from, relating to or arising out of the following, individually or in the aggregate, shall be taken into account when determining whether a Seller Material Adverse Effect has occurred or may, would or could occur: (i) general economic, financial or political conditions in the United States or any other jurisdiction in which the Business has business, operations or contractual relationships, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the Business, taken as a whole, relative to other similar businesses of comparable size; (ii) conditions in the industry or industries of Seller and the Business, and any industry‑wide changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the Business, taken as a whole, relative to other similar businesses of comparable size; (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the Business, taken as a whole, relative to other businesses in the same industry or industries of Seller and the Business and of comparable size; (iv) acts of terrorism or war to the extent that such acts do not have a materially disproportionate impact on the Business, taken as a whole, relative to other similar businesses of comparable size; (v) the announcement or pendency of this Agreement and the transactions contemplated hereby; or (vi) compliance by Seller with the express terms of this Agreement or the failure by Seller to take any action that is expressly prohibited by this Agreement.

“Seller Proprietary Software” means all Software owned or purported to be owned by Seller that is included in the Purchased Assets.

“Service Providers” means, collectively (a) the Business Employees and (b) all other individual employees, officers, individual independent contractors, directors, managers, and other individual service providers of Seller or any of its Affiliates whose job responsibilities include the provision of services to or for the benefit of the Business.

“Software” means any and all computer programs, firmware or other software code of any nature, whether in machine-readable form, source code or a programming language or any other language or symbols, whether operational or under development, and any derivations, updates, enhancements, and customizations of any of the foregoing; and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals, build scripts, test scripts, and other documentation thereof, including comments and annotations related thereto; in each case, whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Stock Consideration” means a number of shares of Buyer Common Stock representing 0.5% of the Buyer Fully Diluted Capitalization.

“Stock Consideration Value” means an amount equal to the product of (i) the Stock Consideration multiplied by (ii) the Buyer 409A Value.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Tax” means a tax of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, whether federal, state, local or foreign, or national or provincial, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, registration, withholding, payroll, employment, severance, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, real property, personal property, alternative, add‑on minimum, escheat or estimated tax or other tax, including any interest, penalties or additions to tax with respect thereto, whether disputed or not, imposed upon any Person by any taxing or social security authority or other Governmental Body under applicable Law.

“Third Party” means any Person not an Affiliate of the other referenced Person.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.

“Trade Secrets” means information of any kind or nature, in whatever form and whether or not embodied in a tangible medium, including customer lists, concepts, ideas, methods, processes, know‑how, methodologies, designs, plans, schematics, bill of materials, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, models, databases, and other information, in each case, to the extent that such information is not, and derives economic value from not being, generally known to and readily ascertainable through proper means by other Persons who can obtain economic value from its disclosure or use.

“Trademarks” means trademarks, trade names, corporate names, business names, service marks, service names, trade dress, and other brand elements (including brand names, product names, logos, slogans), social media designations or other source or business identifiers, together with goodwill associated therewith, and any registrations and applications for registration therefor, whether registered or unregistered and whether arising under the Laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and registrations and applications for registration with respect to any of the foregoing.

“Value Added Tax” or “VAT” means any value added Tax imposed on the supply of goods and services and any similar Tax pursuant to the Laws of any jurisdiction.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

1.2    Additional Defined Terms.

For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:

Term	Section
“Accrued Amounts”	6.5(f)
“Agreement”	Preamble
“Allocation”	6.4(b)
“Ancillary Agreements”	Recital E
“Asset Level Allocation Statement”	6.4(b)
“Assumed Liabilities”	2.3
“Bulk Sales Laws”	2.6
“Buyer Indemnitees”	9.1(d), 9.1(d)
“Buyer Proprietary Information”	7.2(a)
“Buyer”	Preamble
“Claim Dispute Notice”	9.4(c)
“Claim”	9.5
“Closing Date”	3.1
“Closing Effective Time”	3.2
“Closing”	3.1
“CMS”	4.18(i)
“COBRA”	6.5(e)
“Dispute Period”	9.4(c)
“Excluded Assets”	2.2
“Excluded Liabilities”	2.4
“Final Judgment”	9.4(e)
“HIPAA”	1.1
“Joinder”	6.12(a)
“M&A qualified beneficiaries”	6.5(e)
“Material Contract”	4.12(a)
“Nonassignable Assets”	2.5(c)
“OFAC”	1.1
“Offer Letters”	Recital D
“Officer’s Claim Certificate”	9.4(a)
“OIG”	4.18(i)
“Party”	Preamble
“Property Taxes”	2.9(c)
“Public Offering”	6.13
“Purchased Assets”	2.1
“R&D Sponsor”	4.9(h)
“Recovery Costs”	9.4(g)
“Recovery”	9.4(g)
“SEC”	4.22(f)
“Section”	1.3(c)
“Security Incident”	4.10(b)
“Seller Parent”	Preamble
“Seller Obligations”	10.15
“Seller Proprietary Information”	7.1(a)
“Seller”	Preamble
“Settlement Memorandum”	9.4(d)
“Shares”	4.22(a)
“Termination Date”	11.1(e)
“Top Customer”	4.16(a)
“Top Supplier”	4.16(a)
“Transfer Taxes”	2.9(b)
“Transfer”	6.12(a)
“Transferred Employee”	6.5(b)
“Written Decision”	9.4(e)

1.3    Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the starting reference date in calculating such period shall be excluded. If the last day of such period is a non‑Business Day, the period in question shall end on the next succeeding Business Day.

(b)    Gender. Any reference in this Agreement to gender shall include all genders.

(c)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(d)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(e)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f)    Currency. All currency references included herein shall refer to US dollars.

(g)    Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed by either Party on any one Schedule with respect to any representation, warranty or covenant of such Party shall be deemed disclosed for purposes of all other representations, warranties, or covenants of such Party to the extent that it is reasonably apparent from such disclosure that it also relates to such other representations, warranties, or covenants.

(h)    Laws. Reference to any Laws means such Laws as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect.

2.	Purchase and Sale of the Business.

2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall irrevocably grant, sell, transfer, assign, convey and deliver to Buyer or one or more Buyer Designees, and Buyer or one or more Buyer Designees shall irrevocably purchase, acquire and accept from Seller, all of the right, title and interest in, to and under the Purchased Assets that Seller owns, leases, licenses, possesses or uses and has the right to transfer as the same shall exist on the Closing Date, wherever located, free and clear of Encumbrances, except for Permitted Encumbrances. For purposes of this Agreement, “Purchased Assets” means all the assets, properties and rights of Seller primarily related to the Business, whether tangible or intangible, real, personal or mixed, which in any event shall include all assets, properties and rights set forth or described in paragraphs (a) through (o) below (except in each case for the Excluded Assets), whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s or any of its Affiliate’s books or financial statements:

(a)    the Business Intellectual Property owned or purported to be owned by Seller, including the Business Intellectual Property set forth on Schedule 2.1(a);

(b)    the Manufacturing Equipment, including the Manufacturing Equipment set forth on Schedule 2.1(b);

(c)    the Non-Manufacturing Equipment, including the Non-Manufacturing Equipment set forth on Schedule 2.1(c);

(d)    the Fixtures and Supplies;

(e)    the Inventory and the Purchased CM Assets, including the Inventory set forth on Schedule 2.1(e);

(f)    the Assigned Contracts set forth on Schedule 2.1(f);

(g)    the Assigned Leases set forth on Schedule 2.1(g), and all prepaid utilities, prepaid rents, prepaid costs and expenses, advance payments and other prepayments, security deposits and other deposits, prepaid property taxes and other similar assets and amounts with respect to such Assigned Leases and the Leased Premises;

(h)    the Business Records;

(i)    the Governmental Permits, including the Governmental Permits set forth on Schedule 2.1(i), including all 510(k) clearances set forth on Schedule 2.1(i);

(j)    all prepaid expenses for the Non-Manufacturing Equipment;

(k)    the Business Product, including the Business Product set forth on Schedule 2.1(k).

(l)    all Third Party prepaid royalties and maintenance and support for In‑Licenses;

(m)    all goodwill related to the Business or the Purchased Assets;

(n)    all guarantees, warranties, indemnities and similar rights in favor of Seller related to any item listed in (a) through (m) above; and

(o)    all rights to the claims, causes of action, rights of recovery, and rights of set‑off made or asserted against any Person, in each case on or after the Closing Date relating to the Purchased Assets, whether arising out of actions or conditions occurring prior to, on, or after the Closing Date.

2.2    Excluded Assets. Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and Seller is not granting, bargaining, selling, transferring, assigning, conveying or delivering to Buyer or a Buyer Designee, and neither Buyer nor any Buyer Designee is purchasing, acquiring or accepting from Seller, any of the assets, properties or rights set forth or described in paragraphs (a) through (i) below (the assets, properties and rights expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Purchased Assets being referred to herein as the “Excluded Assets”):

(a)    any Contracts other than the Assigned Contracts, In-Licenses and Assigned Leases;

(b)    URL or domain names that include “canceroptions.org” or other similar names, marks, or abbreviations;

(c)    any receivables, cash, cash equivalents, bank deposits or similar cash items or employee receivables;

(d)    any (i) confidential personnel records pertaining to any Business Employee to the extent applicable Law prohibits the transfer of such information, or (ii) other books and records that Seller or any Affiliate of Seller is required by Law to retain; provided, however, that Buyer shall have the right, to the extent permitted by Law and subject to reasonable restrictions, to make copies of any portions of such retained confidential personnel records and other books and records that relate to the Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees; and (iii) any corporate information management system of Seller or any Affiliate of Seller;

(e)    any of the assets of or relating to the Benefit Plans (including any such assets held in trust or other funding vehicles and all insurance policies intended to fund any Benefit Plan);

(f)    any real property that is owned by Seller;

(g)    any other assets, properties, interests and rights of Seller or any Affiliate that are not Purchased Assets or primarily related to the Business;

(h)    other than the Business Records, any accounting and financial records including billing, order entry, fulfillment, collections, finance, ledgers, spreadsheets, or any other database which tracks the financial performance of the Seller; and

(i)    any attorney work product and privileged communications.

2.3    Assumed Liabilities. Subject to and on the terms and conditions contained herein, at the Closing, Buyer shall assume, accept, and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means only those liabilities and obligations set forth or described in paragraphs (a) and (b) below, whether or not any such liability or obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in Seller’s or any of its Affiliate’s books or financial statements:

(a)    the liabilities and obligations arising out of, or attributable to, actions occurring entirely and solely after the Closing Date under the Assigned Contracts, Assigned Leases, In‑Licenses and Governmental Permits; and

(b)    the obligations and liabilities with respect to the Business or the Purchased Assets, in each case, arising from, or in connection with, the operation or conduct of the Business or the ownership of the Purchased Assets by Buyer or a Buyer Designee after the Closing Date (but excluding, in all cases, the Excluded Liabilities).

2.4    Excluded Liabilities. Neither Buyer nor any Buyer Designee shall assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of Seller or any of its Affiliates, whether direct or indirect, known or unknown, absolute or contingent, except for the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the “Excluded Liabilities”). For purposes of this Agreement, the Excluded Liabilities shall include, but are not limited to, any and all liabilities or obligations set forth or described in paragraphs (a) through (i) below, whether or not any such liability or obligation has a value for accounting purpose or is carried or reflected on or specifically referred to in Seller’s or any of its Affiliate’s accounting records or financial statements:

(a)    any Excluded Taxes;

(b)    any Environmental Liabilities;

(c)    any liability or obligation related to any Excluded Asset;

(d)    any trade or account payable (except to the extent it is related to Purchased Assets delivered by Third Party suppliers to Buyer or a Buyer Designee after the Closing Date and incurred in the ordinary course of Business consistent with past practice);

(e)    any indebtedness or guarantees thereof of Seller or intercompany obligations of Seller;

(f)    any liability or obligation which relates to any breach, default or violation by Seller of the Assigned Leases, Assigned Contracts, In‑Licenses and Governmental Permits occurring on or prior to the Closing Date or which arises out of violation of applicable Law by Seller or any of its Affiliates or any amounts due under the Assigned Leases, Assigned Contracts, In‑Licenses and Governmental Permits (including any license, regulatory or other fees relating to the Business) for the period on or prior to the Closing Date;

(g)    any liability or obligation in connection with, or relating to, any actions, suits, claims or Proceedings against Seller or occurrences, misconduct or negligence which arise out of, accrue, or relate to (i) the operation or conduct of the Business or (ii) the ownership of the Purchased Assets, in each case on or before the Closing Date;

(h)    any Seller Employee Liabilities; and

(i)    any liability or obligation relating to the sale of Business Products by Seller prior to the Closing, including any warranty obligations or liabilities.

2.5    Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties.

(a)    From time to time following the Closing, to the extent permitted by applicable Law, Seller and Seller Parent shall, or shall cause their Affiliates to, make available to Buyer or a Buyer Designee such confidential data and information in personnel records of Transferred Employees as is reasonably necessary for Buyer to integrate such employees into Buyer’s or a Buyer Designee’s workforce and comply with its obligations under Section 6.5.

(b)    From time to time following the Closing, Seller, Seller Parent and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, acquittances and other instruments, and shall take such further actions, as may be necessary or appropriate to transfer fully to, and vest in, Buyer and the Buyer Designees and each of their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer or a Buyer Designee under this Agreement and the Ancillary Agreements and to assure fully to Seller and each of its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer or a Buyer Designee under this Agreement and the Ancillary Agreements, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, if and to the extent that any such asset or liability was erroneously or inadvertently transferred to Buyer or a Buyer Designee at the Closing, and (ii) transferring to Buyer or a Buyer Designee any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was erroneously or inadvertently not transferred to Buyer or a Buyer Designee at the Closing).

(c)    Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to transfer or assign any Purchased Asset, including any Contract, In‑License, Governmental Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable or cannot be entered into without the consent of a Third Party or a Governmental Body or is cancelable by a Third Party in the event of an assignment (“Nonassignable Assets”) unless and until (i) such consents have been obtained or (ii) Buyer or a Buyer Designee notifies Seller in writing that any such Purchased Asset should be transferred or assigned hereunder notwithstanding the absence of a requisite Third Party consent or Governmental Body consent or the right of a Third Party to cancel such Nonassignable Asset in the event of a transfer or assignment hereunder, in which event such Purchased Asset shall not be a Nonassignable Asset for purposes of this Agreement and shall instead be transferred and assigned hereunder notwithstanding the absence of such Third Party consent or Governmental Body consent or any right of a Third Party to cancel such Purchased Asset. Prior to the Closing, Seller shall use reasonable commercial efforts to obtain such consents and deliver any required notices under all Nonassignable Assets, and Buyer shall, and shall cause its Affiliates to, cooperate with Seller to obtain such consents promptly; provided, however that none of Seller or its Affiliates or Buyer or its Affiliates shall be required to pay any consideration therefor. To the extent permitted by applicable Law, in the event any requisite consent cannot be or is not for any reason obtained prior to the Closing, from and after the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, use reasonable commercial efforts to develop a mutually agreeable arrangement (including a transition services agreement) under which (i) Buyer or a Buyer Designee would obtain the benefits and assume the obligations under such Nonassignable Assets in accordance with this Agreement, including by sub‑contracting, sub‑licensing, or sub‑leasing to Buyer or a Buyer Designee and (ii) such Nonassignable Assets would be held, as of and from the Closing Date, by Seller in trust for Buyer or a Buyer Designee and the covenants and obligations thereunder would be performed by Buyer or a Buyer Designee in Seller’s name and all benefits and obligations existing thereunder would be for Buyer’s or the applicable Buyer Designee’s account. If after the Closing Date any Nonassignable Asset becomes assignable (either because consent for the assignment or execution thereof is obtained or otherwise), Seller shall promptly notify Buyer and assign or transfer such previously Nonassignable Asset to Buyer or the applicable Buyer Designee.

(d)    From and after the date hereof, Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to transfer all rights and obligations under any and all Contracts, In‑Licenses, Governmental Permits, certificates, approvals, authorizations or other rights or obligations or liabilities that constitute Purchased Assets or Assumed Liabilities or that are required to perform the obligations under the Ancillary Agreements; provided, however that none of Seller or its Affiliates or Buyer or its Affiliates shall be required to pay any consideration therefor. Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Nonassignable Asset is obtained, such Nonassignable Asset shall not constitute a Purchased Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement.

(e)    As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Purchased Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Purchased Assets and appoints Buyer its true and lawful attorney‑in‑fact to act in its name on its behalf or in the name (with full power of substitution) of Seller or the applicable Affiliate of Seller and on such Person’s behalf with respect thereto. The foregoing appointment by Seller of Buyer as its attorney‑in‑fact is coupled with an interest.

(f)    Following the Closing, and upon the reasonable request of Buyer, Seller and its Affiliates shall cooperate with Buyer’s reasonable efforts to preserve the relationships and goodwill with the customers, suppliers, creditors, employees, contractors, agents and other business relations of the Business.

2.6    Bulk Sales Law. In connection with the transactions contemplated hereby, the Parties hereby waive compliance with the requirements and provisions of any “bulk‑transfer” Laws of any jurisdiction (collectively, the “Bulk Sales Laws”).

2.7    Buyer Designee. The Parties agree that Buyer may assign the right to purchase certain of the Purchased Assets to one or more Buyer Designees or that one or more Buyer Designees may enter into an Ancillary Agreement. Notwithstanding any such assignment or execution of an Ancillary Agreement by a Buyer Designee, Buyer shall remain liable for its obligations hereunder and will not delegate the issuance of the Stock Consideration to any Buyer Designee. Any reference to Buyer in this Agreement shall to the extent applicable also be deemed a reference to the applicable Buyer Designee, except where in context of this Agreement such use would not be appropriate.

2.8    Purchase Price.

(a)    The initial purchase price to be paid to Seller as consideration for the grant, sale, transfer, assignment, conveyance, and delivery by Seller of the Purchased Assets to Buyer or a Buyer Designee will be the Stock Consideration.

(b)    In addition to the Stock Consideration, and as consideration for the grant, sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets to Buyer or a Buyer Designee, following the Closing, Seller shall have the right to receive the Achieved Earn-Out Payment, if any, that may become payable by Buyer (if at all) upon the terms and subject to the satisfaction of the conditions set forth on Exhibit A.

2.9    Taxes.

(a)    All payments made by Buyer or any Buyer Designee to Seller under or pursuant to this Agreement shall be made free and clear of and without any deduction for or on account of withholding Taxes, except as required by Law (including pursuant to Section 1445 of the Code and the regulations and rules thereunder); provided, for the avoidance of doubt, withholding Taxes subsequently determined to be payable to a taxing authority and not withheld by Buyer at the time of payment shall constitute Excluded Liabilities and shall be subject to indemnification under ARTICLE 9. To the extent any amounts are deducted or withheld pursuant to this Section 2.9(a), such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(b)    The payment for any sales, use, transfer, conveyance, stamp, registration, documentary, filing, recording, or similar fees or Taxes (including Value Added Taxes) (“Transfer Taxes”) incurred in connection with the transfer of the Purchased Assets and the assumption of the Assumed Liabilities to and by, respectively, Buyer and Buyer Designees pursuant to this Agreement shall be borne by Seller when due. Each Party shall use reasonable efforts and cooperate in good faith to exempt or otherwise minimize such Transfer Taxes applicable to the transfer of the Purchased Assets. Buyer (or the Buyer Designees) and Seller shall cooperate in the preparation and filing of all necessary Returns or other documents with respect to all such Transfer Taxes. Notwithstanding the foregoing, any Value Added Taxes incurred in connection with the transfer of the Purchased Assets that are recoverable by Buyer, or any Buyer Designee shall be borne solely by Buyer or Buyer Designees but only to the extent that a duly issued invoice has been provided by Seller. Such recoverable Value Added Taxes shall be invoiced by Seller to Buyer or the applicable Buyer Designee, paid by Buyer or the applicable Buyer Designee to Seller and remitted by Seller to the relevant Governmental Body in accordance with applicable Law.

(c)    All real property Taxes, personal property Taxes and similar ad valorem obligations (“Property Taxes”) levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between Seller and Buyer based on the number of days of such Straddle Period, and Seller shall be liable for the proportionate amount of Property Taxes that is attributable to the Pre‑Closing Tax Period within such Straddle Period, and Buyer shall be liable for the proportionate amount of Property Taxes that is attributable to the Post‑Closing Tax Period within such Straddle Period. Any refund, rebate, abatement, or other recovery of Property Taxes attributable to the Pre‑Closing Tax Period shall be for the account of Seller, and any refund, rebate, abatement or other recovery of Property Taxes attributable to the Post‑Closing Tax Period shall be for the account of Buyer. Upon receipt of any bill (or any refund, rebate, abatement, or other recovery) for such Property Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 2.9(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 2.9(c), the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(d)    Following the Closing, Buyer and Seller shall cooperate as reasonably requested for the purpose of enabling the requesting Party to (i) make any election relating to Taxes, (ii) prepare Returns with respect to the Business or the Purchased Assets or (iii) to prepare for and defend audits or other Tax‑related examinations by a Governmental Body with respect to the Business and the Purchased Assets. Each Party shall use commercially reasonable efforts to make its employees reasonably available on a mutually convenient basis to provide an explanation of any documents or information provided. Such cooperation shall be at the expense of the requesting Party. Notwithstanding anything to the contrary in this Section 2.9(d), this Section 2.9(d) shall not be construed to require a Party to provide to the other Party any documentation or information relating to any consolidated, combined, affiliated or unitary income Tax Return of such Party or any of its Affiliates.

3.	Closing.

3.1    Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time to be specified by the Parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of the last of the conditions set forth in ARTICLE 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other time, date and location, or in such other manner, as the Parties agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

3.2    Closing Effective Time and Contemporaneous Effectiveness.

The Closing shall be deemed to take place and be effective as of 12:01 a.m. Pacific time on the Closing Date (the “Closing Effective Time”). All acts and deliveries prescribed by this ARTICLE 3, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

3.3    Seller Obligations at the Closing. At the Closing, Seller shall deliver to Buyer the following:

(a)    all right, title, and interest in and to the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances;

(b)    the Ancillary Agreements to which Seller is party, duly executed by Seller;

(c)    a certificate executed on behalf of Seller by its Chief Executive Officer and containing representations and warranties of Seller to the effect that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied;

(d)    such forms and certificates as Buyer may request pursuant to Treasury Regulations Section 1.1445.2(b), including a certificate certifying the non-foreign status of Seller, in form and substance reasonably satisfactory to Buyer;

(e)    the Patent Assignment Agreement in substantially the form set forth as Error! Reference source not found. hereto, duly executed by Seller;

(f)    evidence (i) of receipt of all consents set forth on Schedule 3.3(f)(i) and (ii) that each of the notices described on Schedule 3.3(f)(ii) have been delivered;

(g)    the Business Records constituting Purchased Assets, each as of the Closing Date;

(h)    releases of any recorded security interests or similar Encumbrances held on any of the Purchased Assets (other than Permitted Encumbrances);

(i)    an Internal Revenue Service Form W-9 duly completed and executed by Seller;

(j)    all other documents and instruments necessary to vest in Buyer all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, including the Bill of Sale in substantially the form set forth as Exhibit C hereto duly executed by Seller;

(k)    evidence reasonably satisfactory to Buyer that each Transferred Employee’s employment with Seller (or any of its Affiliates) has been terminated effective as of immediately prior to the Closing;

(l)    evidence reasonably satisfactory to Buyer that each of the Contracts set forth on Schedule 3.3(l) shall have been terminated effective as of the Closing; and

(m)    evidence reasonably satisfactory to Buyer that each of the Purchased Assets set forth on Schedule 3.3(m) shall have been assigned to Seller and are held by Seller as of immediately prior to the Closing.

3.4    Buyer Obligations at the Closing. At the Closing, and conditioned upon Seller’s delivery of the items set forth in Section 3.3 above, Buyer shall deliver to Seller the following:

(a)    the Ancillary Agreements to which Buyer is party, duly executed by Buyer;

(b)    a certificate executed on behalf of Buyer by its Chief Executive Officer and containing representations and warranties of Buyer to the effect that the conditions set forth in Sections 8.1 and 8.3 have been duly satisfied; and

(c)    a list setting forth the name of each Business Employee who has accepted employment with Buyer or one of its Affiliates effective as of the Closing.

3.5    Closing Payment. At the Closing, Buyer will issue, or cause to be issued, to Seller the Stock Consideration.

4.	Representations and Warranties of Seller and Seller Parent. Except as set forth in the Disclosure Schedule, Seller and Seller Parent represent and warrant to Buyer that:

4.1    Organization. Seller is a company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2    Qualification. Seller has all requisite corporate power and authority to carry on the Business as currently conducted by Seller and to own or lease and operate the Purchased Assets and conduct the Business. Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

4.3    Authorization; Binding Effect.

(a)    Seller has all requisite corporate or similar power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will be a party has been duly authorized by all requisite corporate action. The execution, delivery and performance of this Agreement by Seller does not require any approval or authorization of, or any further action by, the board of directors of Seller or any direct or indirect stockholder of Seller. Each of the directors of Seller is aware that Seller has entered into this Agreement and is aware of the material terms of this Agreement.

(b)    This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Ancillary Agreements to which Seller will be a party when duly executed and delivered by Seller will be, valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.4    Non‑Contravention; Consents.

(a)    The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of, or conflict with, any provision of Seller’s charter, bylaws or similar organizational document; (ii) assuming receipt of the consents set forth on Schedule 3.3(f)(i), violate or result in a breach of or constitute an occurrence of default under any provision of, or result in the acceleration or cancellation of, any obligation under or give rise to a right by any party to terminate or amend its obligations under any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, license, permit, instrument, order, judgment, decree or other arrangement or commitment to which Seller is a party or by which it is bound and which relates to the Business or the Purchased Assets; (iii) violate any applicable Law of any Governmental Body having jurisdiction over Seller, the Business or the Purchased Assets; or (iv) result in the creation of any Encumbrance (other than any Permitted Encumbrance) on the Business or the Purchased Assets other than, in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Business or do not and would not reasonably be expected to materially interfere with the ownership or operation of the Purchased Assets.

(b)    Except for the consents and notices set forth on Schedule 3.3(f)(i) and Schedule 3.3(f)(ii), no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller in connection with Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is or will be a party or for the consummation of the transactions contemplated hereby or thereby, except for (i) consents or approvals of Governmental Bodies or other Third Parties that are required to transfer or assign to Buyer or a Buyer Designee any Purchased Assets or assign the benefits of or delegate performance with regard thereto in any material respect and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect.

4.5    Purchased Assets.

(a)    Seller has, and immediately prior to the Closing will have, good and valid title to, or a valid and binding leasehold interest or license in, all real and personal tangible Purchased Assets, free and clear of any Encumbrance except for Permitted Encumbrances. At the Closing, Seller will transfer to Buyer or a Buyer Designee good and valid title to, or, if Seller has a leasehold interest or license, a valid and binding leasehold interest or license in, all real and personal tangible Purchased Assets, free and clear of any Encumbrance except for Permitted Encumbrances. Other than Seller, no other Person has any legal title to, or beneficial interest in, any of the Purchased Assets.

(b)    The Manufacturing Equipment and Non-Manufacturing Equipment is in good operating condition and repair, subject to normal wear and tear, suitable for the purposes for which it is currently being used but is otherwise being transferred on a “where is” and, as to condition, “as is” basis. All personal tangible Purchased Assets are located at the Leased Premises.

(c)    Except for any billing, order entry, fulfillment, accounting, collections, finance, operations, engineering or other corporate centralized functional organizations within, or controlled by, Seller or its Affiliates, the Purchased Assets and the Transferred Employees and the other rights acquired or licensed under this Agreement and the Ancillary Agreements constitute all tangible and intangible property, assets, personnel and rights of Seller or its Affiliates that are primarily related to or primarily used in the operation or conduct of the Business and are sufficient to permit Buyer to conduct the Business immediately following the Closing in substantially the same manner as it is currently conducted. In the event this Section 4.5(c) is unintentionally breached because Seller has in good faith failed to identify and transfer any asset or property or provide any service primarily related to or primarily used in the operation or conduct of the Business or the Purchased Assets, such breach shall be deemed cured if Seller promptly, but in no event, later than thirty (30) days following such failure to identify and transfer, transfers such properties or assets or provides such services to Buyer or a Buyer Designee at no additional cost to Buyer or a Buyer Designee.

4.6    Legal Proceedings.

(a)    Except as set forth on Section 4.6(a) of the Disclosure Schedule, there are no Proceedings pending or, to Seller’s Knowledge, threatened against or by Seller or any of its Affiliates (i) relating to the Purchased Assets, the Assumed Liabilities, or the Business or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, there is no basis for any such Proceeding or action, suit, decree, arbitration, or investigation that could reasonably be expected to be material to the Purchased Assets or the Business taken as a whole.

(b)    There are no outstanding orders and no unsatisfied judgments, penalties, or awards against or affecting the Purchased Assets or the Assumed Liabilities that would reasonably be expected to be material to the Purchased Assets or the Business taken as a whole.

4.7    Compliance with Laws; Governmental Permits.

(a)    With respect to the ownership and use of the Purchased Assets, Seller and its Affiliates are as of the date hereof, and, to Seller’s Knowledge, since January 1, 2021, have been, in compliance in all material respects with all applicable Laws and all decrees, orders, judgments, writs, injunctions and permits of or from Governmental Bodies by which the Purchased Assets are bound or affected.

(b)    Except as set forth on Section 4.7(b) of the Disclosure Schedule, there are no Governmental Permits held or used by Seller or any of its Affiliates and necessary to operate or conduct the Business as now being operated or conducted, to own or possess the Purchased Assets or to use or occupy the Leased Premises.

(c)    Except as set forth on Section 4.7(c) of the Disclosure Schedule, since January 1, 2021: (i) no Governmental Body has notified Seller or any of its Affiliates in writing or, to Seller’s Knowledge, in any other manner, that Seller or any such Affiliates was or are the subject of any material investigation related to the Purchased Assets; (ii) no Governmental Body has revoked, suspended, or refused to renew any material Governmental Permits or other registrations relating to the Business Products or the Purchased Assets; (iii) no Proceeding is recorded, pending or, to Seller’s Knowledge, threatened seeking the suspension, modification, limitation or revocation of any such Governmental Permit; (iv) to Seller’s Knowledge, no circumstances presently exist which would reasonably be expected to lead to any refusal to renew any material Governmental Permits relating to the Business Products or Purchased Assets; and (v) Seller is not, in any material respect, in violation of or default under any Governmental Permit.

4.8    Trade Controls.

(a)    Neither Seller nor any director, officer or employee or independent contractor of Seller is: (i) a Sanctioned Person; (ii) subject to debarment or any list-based designations under any Trade Control Law; or (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

(b)    With respect to the ownership and use of the Purchased Assets, Seller has, at all times in the last five (5) years: (i) complied with applicable Trade Control Laws and Sanctions; (ii) maintained in place and implemented controls and systems to comply with applicable Trade Control Laws and Sanctions; (iii) not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person; and (iv) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Body or other Proceedings with respect to any actual or alleged violations of Trade Control Laws or Sanctions, and has not been notified of any such pending or threatened actions.

(c)    No Sanctioned Person has an interest of any nature whatsoever in the Purchased Assets.

4.9    Intellectual Property.

(a)    Section 4.9(a) of the Disclosure Schedule contains an accurate and complete list of all Registered Business Intellectual Property, setting forth for each item of Registered Business Intellectual Property (1) the jurisdiction in which such item of Registered Business Intellectual Property has been registered or filed and the applicable application, registration or serial number; (2) the filing, registration, issuance or grant date, anticipated expiration date, the status, as applicable; and (3) the record owner. All required filings and fees required to be made to obtain, perfect or maintain, in full force and effect, each such item of Registered Business Intellectual Property have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, as applicable, and all Registered Business Intellectual Property is otherwise in good standing. Seller has provided to Buyer true, correct, and complete copies of all non-public applications related to the prosecution and maintenance of each such item of Registered Business Intellectual Property. The Registered Business Intellectual Property is not subject to any pending cancellation, interference, inter partes review, reissue or reexamination Proceeding. Section 4.9(a) of the Disclosure Schedule accurately identifies and describes, with respect to each item of Registered Business Intellectual Property, each filing, payment, and action that must be made or taken on or before the date that is ninety (90) days after the Closing Date in order to maintain each item of such Registered Business Intellectual Property in full force and effect.

(b)    Except as set forth on Section 4.9(b) of the Disclosure Schedule, Seller is the sole and exclusive legal and beneficial, and with respect to the Registered Business Intellectual Property, record owner, of all right, title and interest in and to the Business Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances and have not granted any licenses to the Business Intellectual Property. No other Person has or, to Seller’s Knowledge, purports to have any ownership interest in any Business Intellectual Property. All Business Intellectual Property is subsisting and valid and enforceable. To Seller’s Knowledge, no interference, opposition, reissue, or reexamination Proceeding is, or has been, pending or threatened in which the scope, validity, or enforceability of any Business Intellectual Property is being or has been contested or challenged. Neither Seller nor any of its Affiliates has received a written notice or claim challenging Seller’s ownership of any Business Intellectual Property. Seller has not granted or agreed to grant to any other Person any exclusive rights in any Business Intellectual Property.

(c)    No Business Intellectual Property is subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, assert, enforce, sell, transfer, dispose or otherwise exploit any Business Intellectual Property anywhere in the world. Except as set forth on Section 4.9(c) of the Disclosure Schedule, Seller has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Business Intellectual Property to any Person. No Person has the right to make or own derivative works of the Business Intellectual Property.

(d)    Seller has taken commercially reasonable steps (including entering into written confidentiality and nondisclosure agreements) to maintain the Business Intellectual Property and to protect and preserve the confidentiality of material Trade Secrets included in the Business Intellectual Property. Without limiting the foregoing, (i) there has been no misappropriation of any Trade Secrets included in the Business Intellectual Property, by any Person and (ii) to Seller’s Knowledge, no employee or independent contractor of Seller is in default or breach of any employment agreement, nondisclosure agreement, or assignment of invention agreement, as applicable, relating to the Business Intellectual Property. To Seller’s Knowledge, the employment of any such employee or contractor by Seller has not and does not subject Seller to any liability to any Person. Except under appropriate confidentiality obligations, there has been no disclosure by Seller of any Trade Secrets or other confidential information used in conducting the Business.

(e)    Since January 1, 2021, the conduct of the Business has not and does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property Rights of any Person. To Seller’s Knowledge, no Person is currently infringing, misappropriating, diluting or otherwise violating, and since January 1, 2021, no Person has infringed, misappropriated, diluted, or otherwise violated, any Business Intellectual Property. Since January 1, 2021, neither Seller nor any of its Affiliates has sent any written communication to a Third Party regarding any actual or alleged infringement, misappropriation, dilution, or other violation of any Business Intellectual Property.

(f)    Except as set forth on Section 4.9(a) of the Disclosure Schedule, there are no Proceedings (including any oppositions, interferences or re-examinations) settled, pending or, to Seller’s Knowledge, threatened in writing during the twelve (12) month period immediately preceding the date of this Agreement: (i) alleging that the conduct of the Business by Seller infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Rights of any Person; (ii) challenging the validity, enforceability, or ownership by Seller of any Business Intellectual Property; or (iii) alleging, by Seller or any of its Affiliates, that any Person infringes, misappropriates, dilutes or violates any Business Intellectual Property. None of the Business Intellectual Property nor the conduct of the Business has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, or, following the Closing, will infringe, misappropriate, dilute or otherwise violate any Intellectual Property Right owned by any Person. Seller has not received any notification that a license granted to Seller under any other Person’s Intellectual Property Right is or may be required for conducting the Business. Seller has no Knowledge and no reason to believe that there exists a basis that would give rise to such a Proceeding, and there exists no basis upon which Seller intends to assert any Proceedings against another Person, and Seller has not sent any notification to any Person offering a license granted under any Business Intellectual Property.

(g)    Except as set forth on Section 4.9(g) of the Disclosure Schedule, to Seller’s Knowledge, Seller has good and valid title to, or sufficient rights to use, all of the Intellectual Property Rights incorporated in the Seller Proprietary Software forming part of the Purchased Assets. The Seller Proprietary Software is reasonably maintained and provides sufficient licensed capacity to perform all information technology operations necessary for the conduct of the Business of Seller. Since January 1, 2021, to Seller’s Knowledge, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Seller Proprietary Software, that has caused any material disruption of or interruption to the use of such Seller Proprietary Software or the conduct of the Business. Seller maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, acts in material compliance therewith, and tests such plans and procedures on a regular basis with reasonable success.

(h)    No Business Intellectual Property that is owned by Seller nor, to Seller’s Knowledge, any other Business Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Body or university, college, or other educational institution or research center (each an “R&D Sponsor”). No government funding, facilities, faculty or students of R&D Sponsors or funding from Third Parties was used in the development of Business Intellectual Property. To Seller’s Knowledge, no current or former employee or contractor who was involved in, or who contributed to, the creation or development of any Business Intellectual Property has performed services for an R&D Sponsor during a period of time during which such employee or contractor was also performing services for Seller.

(i)    Section 4.9(i)(i) of the Disclosure Schedule sets forth an accurate and complete list of all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used in the provision of the Seller Proprietary Software or Business Intellectual Property, as the case may be, which list specifies (i) the Contract under which each such item of Open Source Software has been licensed to Seller, (ii) whether such item of Open Source Software has been modified by Seller and (iii) whether such item of Open Source Software is or was distributed by Seller. With respect to such Open Source Software that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used in the provision of the Seller Proprietary Software or Business Intellectual Property, as the case may be, Seller has been and is in material compliance with the terms and conditions of all such applicable licenses for such Open Source Software, including attribution and Copyright notice requirements. Section 4.9(i)(ii) of the Disclosure Schedule lists any Seller Proprietary Software or Business Intellectual Property that has been distributed or made available under any Open Source License. No Seller Proprietary Software is subject to any “copyleft” or other obligation or condition under any Open Source License that could require, or could condition the use or distribution of such Seller Proprietary Software on (A) the disclosure or distribution of any source code for any Seller Proprietary Software, (B) the granting to licensees of the right to make derivative works or other modifications to any Seller Proprietary Software, or (C) licensing or otherwise distributing any Seller Proprietary Software for a nominal or otherwise limited fee or free of charge. Except as set forth in Section 4.9(i)(iii) of the Disclosure Schedule, Seller has not used any Open Source Software in a manner that (1) requires, or conditions the use or distribution of such Open Source Software or portion thereof on, (w) the disclosure, licensing, or distribution of any source code for a Seller Proprietary Software or Business Intellectual Property or any portion thereof, (x) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Seller Proprietary Software or Business Intellectual Property or portions thereof, (y) licensing or otherwise distributing or making available a Seller Proprietary Software or Business Intellectual Property or any portion thereof for a nominal or otherwise limited fee or charge or (z) granting any Business Intellectual Property to any licensee or other Third Party, or (2) imposes any limitation, restriction, or condition on the right or ability of Seller to use, license, distribute or charge for any Seller Proprietary Software or Business Intellectual Property.

(j)    No source code for any Seller Proprietary Software has been delivered, licensed, or made available to any escrow agent or any Person. Seller has no obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Seller Proprietary Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Seller Proprietary Software to any other Person. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a Person of any source code for any Seller Proprietary Software. The Seller Proprietary Software constituting Business Intellectual Property or used in the Business does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such Seller Proprietary Software is stored or installed or damage or destroy any data or file without the user’s consent. Seller has implemented procedures that are both reasonable and consistent with standard industry practices designed to ensure that Seller Proprietary Software and other Software constituting Business Intellectual Property are free from viruses, disabling or other malicious codes. Such Seller Proprietary Software and other Software constituting Business Intellectual Property do not contain any bugs which materially and adversely affect, or may reasonably be expected to adversely affect, the value, functionality, or fitness for the intended purpose of such Seller Proprietary Software and other Software constituting Business Intellectual Property. No such Seller Proprietary Software fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Seller Proprietary Software or any product or system containing or used in conjunction with such Seller Proprietary Software.

(k)    The Business Intellectual Property constitutes all of the Intellectual Property Rights and all other proprietary or intellectual property assets used exclusively in or for the Business.

(l)    Neither the execution, delivery, or performance of this Agreement or any of the Ancillary Agreements, nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare: (i) the forfeiture or termination of, or any loss of rights in, or Encumbrance on, or the acceleration of any rights with respect to, any Business Intellectual Property; (ii) the release, disclosure, or delivery of any Business Intellectual Property by or to any escrow agent or other Person; (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Business Intellectual Property; (iv) any Business Intellectual Property becoming subject to any restriction with respect to its use or operation in any line of business or market or with any Person or in any area; or (v) Buyer or any of its Affiliates as being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any of Buyer’s or its Affiliates’ Intellectual Property Rights. All Intellectual Property Rights forming part of the Purchased Assets will, as of the Closing Date, be fully transferable and licensable by Buyer without restriction and without payment of any kind to any Third Party.

4.10    Data Privacy and Security.

(a)    To Seller’s Knowledge, Seller is operating, and has at all times operated, in material compliance with all Data Protection Requirements. Seller has adopted and published Privacy Policies that accurately describe the privacy practices of Seller, to any website and other applicable electronic platforms and no such disclosure or representation made or contained in any such Privacy Policy has been inaccurate, misleading, or deceptive (including by omission). To Seller’s Knowledge, Seller has obtained written agreements from all Third Parties that Process Personal Information or Business Data for or on behalf of Seller that satisfy the requirements of the Data Protection Requirements, and to Seller’s Knowledge, no such Third Party is in material breach of any such agreement. To the extent applicable, Seller has all necessary authority, rights, consents, and authorizations to process any Personal Information or other Business Data maintained by or for Seller to the extent required in connection with the operation of the Business as currently and as proposed to be conducted.

(b)    To Seller’s Knowledge, the IT Systems are adequate for and perform in all material respects as required in connection with the operation of the Business as currently conducted and as proposed to be conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. To Seller’s Knowledge, Seller has implemented and maintained all necessary and appropriate controls, policies, procedures, and safeguards to maintain and protect the confidentiality, integrity and security of the IT Systems, Personal Information and other Business Data used in connection with the Business and there has been no breaches, violations, outages, or unauthorized Processing of the same (each, a “Security Incident”), nor any incidents under internal review or investigations relating to the same. To Seller’s Knowledge, no Third Party Processing Personal Information or Business Data on behalf of Seller in connection with the Business has experienced or made or has been required to make any notifications under any Data Protection Requirements in connection with, any Security Incident.

(c)    No written notices have been received from, and no Proceedings have been commenced or threatened in writing against Seller by, any Person alleging a violation of any Data Protection Requirements. To Seller’s Knowledge, the consummation of the transactions contemplated hereunder will: (i) comply in all material respects with the Data Protection Requirements, (ii) not require the consent of or provision of notice to any Person concerning such Person’s Personal Information; (iii) not give rise to any right of termination or other right to impair or limit Seller’s rights to Process any Personal Information or Business Data used in or necessary for the operation of the Business; or (iv) otherwise prohibit the transfer of Personal Information to Buyer.

4.11    Employees; Employee Benefit Plans.

(a)    Section (a) of the Disclosure Schedule sets forth a complete and accurate list of the Business Employees as of the date hereof, indicating, for each Business Employee, such Business Employee’s (i) name, (ii) title/position, (iii) location, (iv) date of hire and, if different, service recognition date, (v) current annual base salary or base wage rate, as applicable, (vi) immigration status/work visa, if any, (vii) classification as exempt or non-exempt, (viii) leave of absence status, if any (including, but not limited to, short- or long-term disability, military leave, maternity leave, family leave, and/or other administrative leave), (ix) target cash incentive opportunity, (x) accrued vacation and paid time off, and (xi) whether such Business Employee is represented by a works council, union or other labor organization, and the identity of such works council, union or labor organization. Other than the Business Employees and the Service Providers set forth on Section 4.11(b) of the Disclosure Schedule, there are no Service Providers engaged by Seller or any of its Affiliates who provide services to or for the benefit of the Business. No Business Employee has informed Seller or any of its Affiliates (whether orally or in writing) of any plan to terminate employment with or services for Seller or the applicable Affiliate, and, to Seller’s Knowledge, no such Person or Persons has any plans to terminate employment with or services for Seller or any of its Affiliates.

(b)    Section (b)4.11(b) of the Disclosure Schedule contains a list of all individual Service Providers currently engaged by Seller or any of its Affiliates (other than Business Employees), along with the position, date of retention and rate of remuneration for each such Person.

(c)    Neither Seller nor any of its Affiliates has any obligation to provide (whether under a Benefit Plan or otherwise) health, accident, disability, welfare, death, or life insurance benefits to any Service Provider (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such Service Provider, other than as required under COBRA.

(d)    No Benefit Plan is, and neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to (or is obligated to contribute to), or has previously sponsored, maintained, contributed to or incurred an obligation to contribute to, or has any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA; (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined under Section 3(40) of ERISA.

(e)    Each Benefit Plan has been established, funded, operated, administered, and maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable Laws, in each case, as it relates to Service Providers and the Business. With respect to the Business and the Service Providers, all payments, benefits, contributions, and premiums related to each Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on Seller’s or its Affiliates’ books or financial statements in accordance with the terms of the Benefit Plan and all applicable Laws and accounting standards.

(f)    No Proceeding (including, without limitation, any audit or investigation by any Governmental Body) is pending or, to Seller’s Knowledge, threatened against, by or on behalf of any Benefit Plan or the assets, fiduciaries, or administrators thereof (other than claims for benefits in the ordinary course). No non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Benefit Plan. With respect to each Benefit Plan, (i) none of the Purchased Assets or other assets of Seller or any ERISA Affiliate thereof is, or could reasonably be expected to become, the subject of any lien under ERISA, the Code or any other applicable Law, and (ii) no event has occurred and there does not now exist, nor does any condition or circumstance exist that, to Seller’s Knowledge, would reasonably be expected to result in any current or contingent liabilities or obligations of Buyer or any of its Affiliates following the Closing under ERISA, the Code or any other applicable Law.

(g)    No compensation has been or would reasonably be expected to be includable in the gross income of any current or former Service Provider as a result of the operation of Section 409A of the Code. No amounts paid or payable by Seller or any of its Affiliates to or for the benefit of any current or former Service Provider have been or are reasonably expected to be subject to any Tax or penalty imposed under Section 457A of the Code.

(h)    No Benefit Plan is subject to the Laws of any jurisdiction other than the United States or provides compensation or benefits to any current or former Service Provider (or dependent thereof) who resides outside of the United States.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, in each case, whether alone or in conjunction with any other event (whether contingent or otherwise), will (i) result in any payments or benefits becoming due to any current or former Service Provider, (ii) increase the amount of or result in the acceleration of time of payment, funding or vesting of any compensation, equity award or other benefit with respect to any current or former Service Provider, (iii) result in or entitle any current or former Service Provider to any loan forgiveness or (iv) give rise to any payment or benefit that could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)    With respect to the Business and the Service Providers, Seller and the ERISA Affiliates are in compliance in all material respects with the applicable requirements of COBRA and any similar state Law, and the Patient Protection and Affordable Care Act of 2010, as amended, and are not subject to any assessable payment under Section 4980B of the Code. No Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code or a self-insured plan (including any such plan pursuant to which a stop-loss policy or Contract applies).

(k)    With respect to the Business and the Service Providers, neither Seller nor any of its Affiliates is or has at any time been a party to or bound by any collective bargaining or similar agreement, and there are no labor unions, works councils or other organizations representing or, to Seller’s Knowledge, attempting or purporting to represent, any of the Business Employees. There are no unfair labor practice complaints before the National Labor Relations Board (or other Governmental Body), claims, litigation, disputes, or other Proceedings pending against Seller or any of its Affiliates with respect to any Service Providers nor, to Seller’s Knowledge, are any such complaints, claims, litigation, disputes, or other Proceedings threatened. Neither Seller nor any of its Affiliates has, with respect to any Service Providers, experienced any labor disruption, dispute, strike, slowdown, or work stoppage since January 1, 2021, nor are any such disruptions, disputes, strikes, slowdowns, work stoppages or lockouts pending or, to Seller’s Knowledge, threatened.

(l)    Except as set forth on Section 4.11(l) of the Disclosure Schedules, Seller and its Affiliates are and, since January 1, 2021, have been in compliance in all material respects with all applicable Laws regarding labor, employment and/or employment practices, including all applicable Laws regarding terms and conditions of employment, health and safety, wages and hours, immigration (including the proper confirmation of employee visas), harassment, discrimination, retaliation, whistleblowing, disability rights and benefits, equal opportunity, plant closures and layoffs, employee trainings and notices, workers’ compensation, collective bargaining, labor relations, leaves of absences, COVID-19, affirmative action, pay equity and unemployment insurance, in each case, with respect to any current or former Service Provider and the Business. Seller and its Affiliates have properly classified all Service Providers as either employees or independent contractors and as exempt or non-exempt for all purposes and have made all appropriate filings in connection with services provided by, and compensation paid to, such Service Providers.

(m)    Seller and its Affiliates have paid in full to all Service Providers or adequately accrued for in accordance with applicable Laws and accounting standards all compensation and benefits due to or on behalf of Service Providers; and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to Seller’s Knowledge, threatened before any Governmental Body with respect to any Service Providers. Neither Seller nor any of its Affiliates is or, since January 1, 2021, has been a party to a settlement agreement resolving claims or allegations of harassment, discrimination, or similar misconduct of any nature by a current or former Service Provider or executive-level employee of the Business and, to Seller’s Knowledge, no facts exist that could give rise to any such claims or allegations.

(n)    With respect to the Business, Seller and its Affiliates have not experienced or implemented a “plant closing” or “mass layoff” (as defined in the WARN Act or any similar state Law) or any other employment action affecting any site of employment or one or more facilities or operating units within any site of employment of Seller and any of its Affiliates during the past three (3) years. In the six (6) months prior to the date of this Agreement, Seller and its Affiliates have not, with respect to the Business, implemented or carried out any “employment loss” (as such term is defined in the WARN Act), temporary layoffs, or hours or pay reductions.

(o)    Seller and its Affiliates maintain accurate and complete Form I-9s with respect to each current and former Business Employees in accordance with applicable Laws concerning immigration and employment eligibility verification. Each Service Provider is authorized and has appropriate documentation to work in the United States.

(p)    Since January 1, 2020, neither Seller nor any of its Affiliates has (i) materially reduced the compensation or benefits of any current or former Service Provider or otherwise reduced the working schedule of any current or former Service Provider, in each case, for any reason relating to the COVID-19 pandemic, or (ii) elected to defer any Taxes payable by Seller or any of its Affiliates in respect of any Service Provider pursuant to Section 2302 of the CARES Act.

(q)    Each Business Employee is employed on terms materially the same as the form employment Contract, offer letter or employment agreement which Seller has made available to Buyer and which Seller has indicated is used by Seller or its Affiliates in the location in which the Business Employee is working.

4.12    Contracts.

(a)    Section 4.12(a) of the Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of each of the following Contracts to which Seller is a party or otherwise bound and which is an Assigned Contract or otherwise primarily relates to the Business, the Business Products, the Business Employees, the Purchased Assets or the Assumed Liabilities (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i)    that involve or could reasonably be expected to involve payments by or to Seller of either more than $50,000 per year or more than $75,000 in the aggregate over the full term thereof;

(ii)    with any one of the Top Customers or Top Suppliers;

(iii)    that contain any provision or covenant prohibiting or limiting the ability of Seller to (A) engage in any activity (including geographical restrictions), (B) to compete in any line of business, directly or indirectly, with any Person or (C) to solicit or hire any Person as an employee;

(iv)    pursuant to which Seller is bound to, or has committed to, provide, or license any Business Product to any Third Party (including any reseller or distributor of products) other than Contracts for sales of Business Products in the ordinary course of business pursuant to Seller’s standard terms and conditions or to acquire or license any product or service on an exclusive basis from a Third Party;

(v)    that (A) provide for “most favored nation” terms, including such terms for pricing, (B) contain a right of first refusal, right of first offer or similar or (C) contain exclusivity provisions that materially restrict Seller’s activities;

(vi)    that create or obligate Seller to participate in any joint venture or similar arrangement;

(vii)    that contain maintenance, warranty, support, or similar obligations, other than as set forth on the standard terms and conditions of sale included on Section 4.14(a) of the Disclosure Schedule;

(viii)    for any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency, or manufacturer’s representative relationships that, in each case, is material to the Business or the Purchased Assets, including any with respect to the Business Products;

(ix)    that provides for the escrow of source code;

(x)    that constitute In-Licenses;

(xi)    providing for the development of any Business Intellectual Property, independently or jointly, by or for Seller (other than Contracts entered into in the ordinary course of business with (A) employees, or (B) consultants or independent contractors, who in each case are bound by written agreements assigning any such Business Intellectual Property to Seller, which agreements are substantially in the form of Seller’s form employment or contractor agreement as provided to Buyer);

(xii)    under which any Business Intellectual Property is licensed, assigned or transferred by Seller to a Third Party (other than non-exclusive licenses granted in the ordinary course of business);

(xiii)    that is with any Governmental Body, university, educational or research organization;

(xiv)    that is a continuing Contract with a commitment for the future purchase by Seller of materials, supplies, equipment or services in excess of $50,000 per year or more than $75,000 in the aggregate over the full term thereof;

(xv)    that is an advertising agreement or arrangement, in any such case that involves or could reasonably be expected to involve payments by Seller of more than $50,000 per year;

(xvi)    that is a Contract obligating Seller to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(xvii)    that relates to the incurrence, assumption or guarantee of any material indebtedness or that allows or permits the imposition of any Encumbrance on any Purchased Asset;

(xviii)    (A) for the sale of any Purchased Assets or of other assets that are material to the Business or (B) for the grant to any Person of any preferential purchase rights to purchase any Purchased Asset or any other asset that is material to the Business, in each case, other than this Agreement and the Ancillary Agreements;

(xix)    that constitutes any other agreement, commitment, arrangement, or plan not made in the ordinary course of business that is material to the Business;

(xx)    any agreement with any current Service Provider that (A) provides for annual target compensation in excess of $50,000, (B) provides for the payment, or the acceleration of the payment, vesting or funding, of any cash or other compensation or benefits upon or in connection with the consummation of the transactions contemplated by this Agreement, or (C) provides for severance, termination or notice payments or benefits (other than statutory payments and benefits required by applicable Law) upon termination of such Service Provider’s employment or service with Seller or its Affiliates;

(xxi)    any collective bargaining agreement or other Contracts with any labor union, works council or other labor organization; and

(xxii)    that is an Assigned Contract and not otherwise responsive to the categories of Contracts listed above.

(b)    Each Material Contract is valid, binding, and enforceable against Seller and, to Seller’s Knowledge, the other parties thereto in accordance with its terms and is in full force and effect. Seller is not in default under or in breach of or is otherwise delinquent in performance under any Material Contract (and neither Seller nor any of its Affiliates has received any notice alleging any such default, breach, or delinquency). To Seller’s Knowledge, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any Material Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default, except for breaches, failures of performance or defaults that could not reasonably be expected to be material to the Business or the Purchased Assets. Seller has made available to Buyer true and complete copies of all Material Contracts.

4.13    Business Product Liability.

(a)    Each Business Product produced or sold by Seller is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws. There is no design or manufacturing defect, bug, or error that (i) is material and has been established or is being investigated with respect to any Business Product or (ii) has resulted in death, personal injury, or property damage.

(b)    Except as set forth on Section 4.13(b) of the Disclosure Schedule, since January 1, 2021, there has been no action, suit, claim, inquiry, Proceeding or investigation in any case by or before any court or Governmental Body pending or, to Seller’s Knowledge, threatened, against or involving the Business and relating to any Business Product, including any action, suit, claim, inquiry, Proceeding or investigation alleging that any Business Products have been defective or improperly designed or manufactured, nor has there been any pattern of product failure relating to any Business Product designed, manufactured or sold or offered for sale by the Business.

4.14    Business Product Warranty.

(a)    Section 4.14(a) of the Disclosure Schedule includes copies of the standard terms and conditions of sale for the Business Products (containing applicable guaranty, warranty and indemnity provisions and support obligations). The Business Products comply with each applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Business Product or any product or system containing or used in conjunction with such Business Product. Set forth on Section 4.14(a) of the Disclosure Schedule is a complete and accurate listing of all product warranty claims received and logged by Seller since January 1, 2020, including a listing of the resolution of such product warranty claims. There are no material technical problems or concerns associated with any products and services under development in the Business that have not been made commercially available that may materially affect the performance of such products or services. All Business Products may be manufactured in accordance with their specifications in substantially the same manner as currently conducted in the Business.

(b)    Except as set forth on Section 4.14(b) of the Disclosure Schedule, the products manufactured by the Business have been sold by Seller in accordance with the standard terms and conditions of sale. No Business Products have been sold by Affiliates of Seller.

4.15    Inventory. The Inventory is, and as of the Closing Date will be, of quality and quantity commercially usable and saleable in the ordinary course of the Business consistent with past practice. Except as otherwise set forth on Section 4.15 of the Disclosure Schedule, (a) all Inventory (other than goods in transit) is located at the Leased Premises, (b) there are no consigned products (including any Business Products) included in the Inventory nor does the Business have any of the Inventory consigned to any Third Party and (c) Seller has the right to freely sell, dispose, transfer and move the Inventory without restriction.

4.16    Customers and Suppliers.

(a)    Section 4.16(a) of the Disclosure Schedule contains a list setting forth (i) the twenty (20) largest customers (each, a “Top Customer”) of the Business, by dollar amount, over the twelve (12) months ended September 30, 2023 (and the amount of sales with respect to each such customer during such twelve (12) month period), and (ii) the twenty (20) largest suppliers (each, a “Top Supplier”) of any raw material or component for the Business or any Business Product, by dollar amount, over the twelve (12) months ended September 30, 2023.

(b)    Except as set forth on Section 4.16(b) of the Disclosure Schedule, neither Seller nor any of its Affiliates has received any written notice or, to Seller’s Knowledge, any other notice, that any such customer has taken action to, or will take action to (i) terminate or modify in a manner materially adverse to Seller its relationship with Seller, (ii) cease to purchase or license the Business Products, or reduce the purchase or license of Business Products in any material manner from Seller, or (iii) renegotiate the price or other material terms, in any material manner, pursuant to which such customer purchases or licenses the Business Products from Seller; and, to Seller’s Knowledge, no such customers plan to do any of the foregoing.

(c)    Except as set forth on Section 4.16(c) of the Disclosure Schedule, neither Seller nor any of its Affiliates has received written notice or, to Seller’s Knowledge, any other notice, that any such supplier has taken action to, or will take action to (i) terminate or modify in a manner adverse to Seller its relationship with Seller, (ii) reduce the amount of goods or services that it is willing to supply to Seller or (iii) materially increase the price of any goods or services that it has previously supplied to Seller; and, to Seller’s Knowledge, no such suppliers plan to do any of the foregoing.

(d)    All purchase and sale orders and other commitments for purchases and sales made by Seller in connection with the Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customer or any of their respective representatives other than payments to such suppliers and customers or their representatives for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business.

4.17    Restrictions on the Business. Except for this Agreement, the Ancillary Agreements and the Material Contracts set forth on Section 4.12(a) of the Disclosure Schedule and made available to Buyer, there is no Contract materially affecting (a) Seller’s conduct of the Business as currently conducted or (b) to Seller’s Knowledge, Buyer’s ability to conduct the Business after the Closing as currently conducted by Seller.

4.18    Regulatory Matters.

(a)    To Seller’s Knowledge, Seller has at all times since January 1, 2021, conducted the Business in compliance in all material respects with all applicable Health Care Laws and regulations promulgated thereunder.

(b)    Seller possesses all material Governmental Permits necessary for and related to the developing, manufacturing and/or commercializing of the Business Product, owning and possessing the Purchased Assets and operating the Business. All material Governmental Permits are in full force and effect. Since January 1, 2021, neither Seller nor any of its Affiliates has received any written communication from any Governmental Body threatening to revoke, withdraw, modify, suspend, cancel or terminate any material Governmental Permit. No action is pending or, to Seller’s Knowledge, threatened as of the date hereof regarding the suspension or revocation of any material Governmental Permits related to any Purchased Asset. Seller is not in material violation of the terms of any Governmental Permit.

(c)    All manufacturing operations conducted by or for the benefit of Seller with respect to distribution and sale of units of Business Products or the ownership or possession of the Purchased Assets, To Seller’s Knowledge, since January 1, 2021, have been and are currently being conducted in material compliance with all Health Care Laws and all other applicable Laws. Seller has filed with the FDA and other applicable Governmental Bodies all required notices, registration applications, order forms, reports, supplemental applications and other reports or documents, including adverse experience reports, that are material to the continued development, handling, manufacture, sale, and distribution of the Business Products and the continued ownership or possession of the Purchased Assets. Since January 1, 2021, with respect to the Business Products and the Purchased Assets, neither Seller nor, to Seller’s Knowledge, any Third Party Contract Manufacturer engaged by Seller or any licensee thereof to manufacture a Business Product or Purchased Asset has received any Form FDA 483s, warning letters, untitled letters, It Has Come To Our Attention Letters, or other similar written correspondence from any applicable Governmental Body with respect to a Business Product, Purchased Asset or Assumed Liability in which such Governmental Body asserted that the operations of Seller or its Affiliates or such Third Party Contract Manufacturer were not in compliance with any Health Care Law or any other applicable Law.

(d)    Since January 1, 2021, (i) there has not been any product recall, correction or removal, dear doctor letter or market withdrawal or replacement conducted by or on behalf of Seller or any licensee thereof and there have not been any serious adverse event reports or other notices of action relating to a safety concern or alleged lack of regulatory compliance involving any Business Product or Purchased Asset, and (ii) neither Seller nor any licensee thereof has received any written notice that any Governmental Body has commenced, or threatened to initiate, any action to request a recall of a Business Product or Purchased Asset, and, to Seller’s Knowledge, there are no facts or circumstances that would be reasonably likely to result in such action or otherwise require a change in the labeling of or the termination or suspension of the development, testing, manufacturing or commercialization of the Business Product or Purchased Asset.

(e)    Other than set forth on Schedule 4.18(e), neither Seller nor any of its Affiliates has received written notice of any pending or threatened claim, suit, Proceeding, hearing, enforcement audit, investigation, arbitration, or other action from any Governmental Body alleging that any Business Product or Purchased Asset, operation, or activity of Seller is in violation of any Health Care Laws in any material respect. Seller is not a party to and does not have any ongoing reporting obligations pursuant to, any corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction, or similar agreements with or imposed by a Governmental Body.

(f)    Since January 1, 2021, to Seller’s Knowledge, all Business Products or Purchased Assets distributed and sold to customers have been manufactured in compliance in all material respects with applicable Health Care Law and all other applicable Law, including in compliance with FDA’s Quality System Regulation (21 C.F.R. Part 820), the applicable Governmental Permits and all other material regulatory approvals or clearances. Since January 1, 2020, Seller, and its Affiliates, and, to Seller’s Knowledge, their respective licensees and contracted Third Party manufacturers, have developed, tested, distributed, and stored Business Products or Purchased Assets distributed and sold in compliance in all material respects with applicable Health Care Law and all other applicable Law, the Governmental Permits and all other applicable regulatory approvals or clearances.

(g)    To Seller’s Knowledge, all non-clinical and preclinical studies, clinical trials and investigations of the Business Product or Purchased Assets conducted by or on behalf of Seller or its Affiliates have been and, if still pending, are being, conducted in material compliance with the applicable protocol for such study or trial and the Act and all other applicable and Law. No non-clinical studies, clinical trials, or investigations of the Business Product or Purchased Assets conducted by or on behalf of Seller or its Affiliates have been terminated or suspended prior to scheduled completion unless otherwise disclosed to Buyer, and neither the FDA nor any other regulating authority or institutional review board have initiated, or, to Seller’s Knowledge, threatened to initiate, any action to place a clinical hold order on, request to materially modify or otherwise terminate or suspend, any proposed or ongoing clinical trial, investigation or evaluation of any Business Product or Purchased Assets conducted by or on behalf of Seller or its Affiliates.

(h)    To Seller’s Knowledge, since January 1, 2021, none of Seller or any of its Affiliates has, as it relates to the Business to the extent relating to the Purchased Assets or the Assumed Liabilities, (i) made an untrue statement of a fact or fraudulent statement to the FDA or any other Governmental Body, (ii) failed to disclose a fact required to be disclosed to the FDA or any other Governmental Body, (iii) made any statement or failed to make any statement, that (in any such case) establishes a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, (iv) been the subject of any investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or (v) been, nor have any of their respective representatives been, suspended or debarred or convicted of any crime or engaged in any conduct that could result in (A) debarment under 21 U.S.C. Section 335a or any similar Law or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(i)    Since January 1, 2021, other than as set forth on Schedule 4.18(i), none of Seller, to Seller’s Knowledge, or any of its Affiliates or their respective representatives, any Third Party contractors, consultants or vendors in relation to a Business Product to the extent relating to a Purchased Asset or Assumed Liability, (i) is, or has been investigated for, charged with, subject to sanction or material disciplinary action or convicted for a crime by a Governmental Body in connection with any Health Care Law or (ii) to Seller’s Knowledge, has submitted or has been named by another Person as a party to, or been involved in, any arrangement that has been the subject of a voluntary disclosure to any Governmental Body related to any actual or potential violation of any Health Care Law, including any voluntary or self-disclosure to the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”) pursuant to the OIG’s self-disclosure protocol, or to the Centers for Medicare and Medicaid Services (“CMS”) pursuant to CMS’s self-referral disclosure protocol or otherwise relating to the Business Products.

(j)    Seller, with respect to the Business to the extent relating to a Purchased Asset or Assumed Liability, (i) is not a party to a deferred prosecution agreement, Corporate Integrity Agreement or any other similar agreement with the OIG or any other Governmental Body, (ii) does not have any reporting obligations pursuant to any settlement agreement entered into with any Governmental Body or other Person, and (iii) to Seller’s Knowledge, other than as set forth on Section 4.18(j) of the Disclosure Schedule, is not and, since January 1, 2021, has not been a defendant in any qui tam or False Claims Act litigation.

(k)    To the extent relating to the Business and any Purchased Asset or Assumed Liability, (i) Seller is in compliance in all material respects with all post-marketing requirements of, and post-marketing commitments made to, the FDA for all Business Products that have been approved by the FDA for commercial sale and (ii) since January 1, 2021, neither Seller nor any of its Affiliates has received any notice from the FDA that any such requirements or commitments have not been completed as required by the FDA or committed to by Seller.

4.19    Taxes.

(a)    There are no Encumbrances for Taxes upon any of the Purchased Assets other than statutory liens for Taxes not yet due and payable. No action, Proceeding or, to Seller’s Knowledge, investigation has been instituted against Seller or any of its Affiliates to the extent related to the Business or the Purchased Assets. Seller has duly and timely filed all Returns that it was required to file; all such Returns were correct and complete in all material respects; and all Taxes owed by Seller (whether or not shown on any Return) have been paid. Seller and its Affiliates (to the extent related to the Business or the Purchased Assets) have timely reported, deducted, withheld and paid all Taxes required to have been reported, deducted, withheld and paid in connection with amounts paid or owing by them to any current or former Service Provider, creditor, stockholder or other Third Party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)    Neither Seller nor any of its Affiliates has ever received any claim in writing from a Governmental Body in a jurisdiction where Seller or any of its Affiliates (to the extent related to the Business or the Purchased Assets) does not file Returns that Seller or such Affiliate is or may be subject to taxation by or required to file Returns in that jurisdiction.

(c)    Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency or consented to extend to a date later than the Closing Date the period in which any Tax may be assessed or collected by any Governmental Body.

(d)    Seller is not a party to, and does not owe any amount under, any Tax sharing or allocation agreement. Seller does not have any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise. Seller (i) has not been a member of an affiliated group filing a consolidated federal Income Tax Return (other than with Seller Parent) or (ii) does not have any liability for the Taxes of any Person (other than Seller Parent or any of its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(e)    None of the Purchased Assets (i) is property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the U.S. Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code, (iii) secures any debt the interest of which is Tax-exempt under Section 103(a) of the Code, or (iv) is subject to a 467 rental agreement as defined in Section 467 of the Code. Seller (and not any of Seller’s Affiliates) is the beneficial owner of the Business Intellectual Property.

(f)    Seller does not have any obligation to pay a Tax “gross up” or reimbursement to any current or former Service Provider (whether under any Benefit Plan, any other arrangement to which Seller or any of its Affiliates is a party or otherwise), including with respect to any Tax-related payments imposed under Sections 280G, 409A or 4999 of the Code. Neither Seller Parent nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Code §6707A(c)(2) and Reg. §1.6011-4(b)(2).

4.20    Real Estate.

(a)    Section 4.20(a) of the Disclosure Schedule contains a complete and accurate list of the Leased Premises and the Leases. Seller has provided Buyer with a complete and correct copy of each Lease. Except as set forth on Section 4.20(a) of the Disclosure Schedule, each Lease is in full force and effect and Seller has not violated, and, to Seller’s Knowledge, the landlord has not violated or waived, any of the material terms or conditions of any Lease and all the material covenants to be performed by Seller, and to Seller’s Knowledge, the landlord under each Lease prior to the date hereof have been performed in all material respects.

(b)    The Leased Premises are in condition suitable for the conduct of the Business as currently conducted and the use of any such Leased Premises, as presently used by the Business, does not violate any local zoning or similar land use Laws or governmental regulations which violation, individually or in the aggregate, has had or could reasonably be expected to materially adversely affect the occupancy of such Leased Premises or the operations of the Business therein. Seller is not in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting any such Leased Premises except where such violation or noncompliance, individually or in the aggregate, has had or could reasonably be expected to have a materially adverse effect on the occupancy of such Leased Premises or the operations of the Business therein. There is no pending or, to Seller’s Knowledge, threatened condemnation or similar Proceeding affecting any Leased Premises.

4.21    Environmental Matters.

(a)    Except as set forth on Section 4.21(a) of the Disclosure Schedule, in respect of the Business and the Leased Premises:

(i)    the operations of the Business, the Business Products and the use of the Leased Premises by Seller comply, and, to Seller’s Knowledge, have complied in all material respects with all applicable Environmental Laws;

(ii)    Seller has obtained all environmental, health and safety Governmental Permits required by or related to any Environmental Law and necessary for its operations, and all such Governmental Permits are in good standing, and Seller is in compliance with all terms and conditions of such permits except where the failure to obtain, maintain in good standing or be in compliance with, such permits, individually or in the aggregate, would not reasonably be expected to result in material liability to Seller;

(iii)    none of Seller or any of the Leased Premises or the operations of the Business, are subject to any on-going or, to Seller’s Knowledge, have been subject to any previous, investigation by, order from or agreement with any Person respecting (A) any Environmental Law, (B) any exposure of any Person to Hazardous Substances or (C) any remedial action arising from the release or threatened release of a Hazardous Substance into the environment;

(iv)    Seller is not subject to any judicial or administrative Proceeding, order, judgment, decree, or settlement alleging or addressing a violation of or liability under any Environmental Law;

(v)    Seller has filed all material notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment;

(vi)    Neither Seller nor any of its Affiliates has received any written notice, or to Seller’s Knowledge, other claim to the effect that Seller is or may be liable to any Person as a result of the release or threatened release of a Hazardous Substance or violation of applicable Environmental Law; and

(vii)    there have been no releases or threatened releases of any Hazardous Substances caused by Seller into, on or under any of the Leased Premises or, to Seller’s Knowledge, other real property owned, leased or occupied by the Business, or, to Seller’s Knowledge, any other Person, in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law.

4.22    Investment Representations.

(a)    Seller understands that the shares of Buyer Common Stock comprising the Stock Consideration (the “Shares”) have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein or otherwise made pursuant hereto.

(b)    Seller is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any Third Party or entity with respect to any of the Shares.

(c)    Seller has such knowledge and experience in financial and business matters so that Seller is capable of evaluating the merits and risks of its investment in Buyer.

(d)    Seller acknowledges that Buyer makes no representation or warranty with respect to (i) the valuation of Buyer or its subsidiaries or the Shares, or (ii) any other information or documents made available to Seller or any of its Affiliates or representatives with respect to Buyer or its businesses, assets, liabilities or operations, except as expressly set forth in ARTICLE 5. Seller understands and acknowledges that Buyer has a limited financial and operating history and that an investment in Buyer is highly speculative and involves substantial risks. Seller can bear the economic risk of Seller’s investment and is able, without impairing Seller’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of Seller’s investment.

(e)    Seller has had an opportunity to ask questions of, and receive answers from, the officers of Buyer concerning this Agreement and the transactions contemplated by this Agreement, as well as Buyer’s business, management and financial affairs, which questions were answered to Seller’s satisfaction. Seller believes that it has received all the information Seller considers necessary or appropriate for deciding whether to acquire the Shares. Seller understands that such discussions, as well as any information issued by Buyer, were intended to describe certain aspects of Buyer’s business and prospects but were not necessarily a thorough or exhaustive description. Seller also acknowledges that it is not relying on any statements or representations of Buyer or its agents for legal advice with respect to this investment or the transactions contemplated by this Agreement.

(f)    Seller is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act, and shall submit to Buyer such further assurances of such status as may be reasonably requested by Buyer.

(g)    Seller acknowledges that the Shares are “restricted securities” under applicable securities laws and that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about Buyer; the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold; the number of shares being sold during any three (3) month period not exceeding specified limitations; the sale being effected through a “brokers’ transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. Seller understands that the current public information referred to above is not now available and Buyer has no present plans to make such information available. Seller acknowledges and understands that Buyer may not be satisfying the current public information requirement of Rule 144 at the time Seller wishes to sell the Shares, and that, in such event, Seller may be precluded from selling such securities under Rule 144, even if the other applicable requirements of Rule 144 have been satisfied. Seller acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares. Seller understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that Persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such Persons and the brokers who participate in the transactions do so at their own risk.

(h)    Seller understands and acknowledges that no public market now exists for any of the Shares issued by Buyer as Stock Consideration and that Buyer has made no assurances that a public market will ever exist for Buyer’s securities.

(i)    Seller acknowledges that at no time was it presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the Shares.

4.23    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller.

4.24    Books and Records. Seller has at all times maintained books and records relating to the Purchased Assets and the Business (including the Business Records), that are true, accurate and complete in all material respects, and there are no material deficiencies in such books and records (including the Business Records).

4.25    Solvency. The grant, sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer or a Buyer Designee as contemplated by this Agreement and the Ancillary Agreements is made in exchange for fair and equivalent consideration. Neither Seller nor any of Seller’s Affiliates is entering into this Agreement or undertaking the transactions contemplated hereby with the intent to defraud, delay, or hinder its creditors and the consummation of the transactions contemplated hereby will not have any such effect. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not give rise to any right of any creditor of Seller or any of its Affiliates to assert any claim whatsoever against Buyer or any of its Affiliates or any of the Purchased Assets in the hands of Buyer or any of its Affiliates or their respective successors and assigns following the Closing.

4.26    Related Person Transactions. No Related Person of Seller or any of its Affiliates (a) is a party to any Contract between Seller, on the one hand, and such Related Person, on the other hand with respect to the Business or any of the Purchased Assets, (b) has an obligation to Seller for indebtedness with respect to the Business or any of the Purchased Assets or (c) (i) purchases from or sells, licenses, leases or furnishes to Seller any goods, services, Intellectual Property Rights or other proprietary rights with respect to the Business or any of the Purchased Assets, (ii) has a landlord-tenant, vendor, distributor, customer, service provider, consulting, creditor, supplier, licensee, licensor, competitor, representative or other business relationship with Seller with respect to the Business or any of the Purchased Assets or (iii) owns or controls, as of the date of this Agreement or the Closing Date, any Business Intellectual Property that has been used in, is currently used or held for use in, or is otherwise necessary for the conduct of, the Business.

4.27    No Other Representations or Warranties. Except for the representations and warranties set forth in ARTICLE 5, each of Seller and Seller Parent acknowledges and agrees that (a) none of Buyer or any Person acting on behalf of Buyer has made or is making any express or implied representation or warranty with respect to Buyer, including any Affiliate, business, operation, condition (financial or otherwise) or any other aspect thereof, or with respect to any other information provided to Seller, Seller Parent or their respective Affiliates or representatives, (b) any other representations or warranties are expressly disclaimed by Buyer, (c) none of Seller, Seller Parent or any Person acting on behalf of Seller or Seller Parent are entitled to rely on any such representation or warranty, if made, and (d) none of Seller, Seller Parent or any Person acting on behalf of Seller or Seller Parent has, is or will rely on any such representation or warranty, if made.

5.	Representations and Warranties of Buyer and Buyer Designee. Buyer, on behalf of itself and any Buyer Designee, represents and warrants to Seller and Seller Parent that:

5.1    Organization and Qualification. Each of Buyer and any Buyer Designee is a corporation, limited partnership, or other legal entity duly organized, validly existing and in good standing (in any jurisdiction in which such concept exists) under the Laws of the jurisdiction of its incorporation or organization and each of Buyer and any Buyer Designee has all requisite legal power and authority to carry on its business as currently conducted by it and to own or lease and operate its properties. Each of Buyer and any Buyer Designee is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

5.2    Authorization; Binding Effect.

(a)    Each of Buyer and any Buyer Designee has all requisite corporate or similar power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will be a party, as the case may be, and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer has been duly authorized by all requisite corporate action and, to the extent not completed on the date hereof by a Buyer Designee, will be duly authorized by all requisite corporate action.

(b)    This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Ancillary Agreements to which Buyer or a Buyer Designee will be a party when duly executed and delivered by Buyer or such Buyer Designee will be, valid and legally binding obligations of Buyer or such Buyer Designee enforceable against Buyer or such Buyer Designee in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

5.3    Non‑Contravention; Consents.

(a)    The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and any Buyer Designee and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Buyer’s or any Buyer Designee’s charter or bylaws or similar organizational document or (ii) violate any applicable Law of any Governmental Body having jurisdiction over Buyer or any Buyer Designee or any of their respective properties, other than in the case of clause (ii), any such violations that, individually or in the aggregate, have not had and would not be reasonably expected to have a Buyer Material Adverse Effect.

(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer or any Buyer Designee in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or for the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

5.4    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

5.5    Valid Issuance of Shares. All Shares, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, (i) will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the organizational documents of Buyer or applicable state and federal securities laws, and (ii) as of the Closing Date, the Stock Consideration will represent 0.5% of the Buyer Fully Diluted Capitalization. At the Closing, Buyer will make available to Seller a summary capitalization table indicating the Buyer Fully Diluted Capitalization as of the Closing and the issuance of the Stock Consideration.

5.6    Legal Proceedings. As of the date of this Agreement and on the Closing Date, there is no Proceeding to which Buyer or any Buyer Designee is a party pending or, to Buyer’s Knowledge, threatened against Buyer or any Buyer Designee that would reasonably be expected to have a Buyer Material Adverse Effect. As of the date of this Agreement and on the Closing Date, none of Buyer nor any Buyer Designee is subject to any outstanding order or unsatisfied judgement that would reasonably be expected to have a Buyer Material Adverse Effect.

5.7    Solvency. Assuming the complete accuracy of each representation provided by Seller and Seller Parent in this Agreement and that the conditions to the obligations of Buyer to consummate the transactions contemplated herein have been satisfied, at and immediately following the Closing, Buyer shall: (a) be able to pay its debts as they become due; (b) own property that has a “present fair saleable value” (as such term is determined in accordance with applicable Laws governing the insolvency of debtors) greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have sufficient capital to carry on its business as of at and immediately following the Closing. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.

5.8    Compliance with Laws. Buyer and Buyer Designee, if any, are in compliance with all applicable Laws, except for such non-compliance that has not had, and would not reasonably be expected to result in, a Buyer Material Adverse Effect.

5.9    No Other Representations or Warranties. Except for the representations and warranties set forth in ARTICLE 4, Buyer acknowledges and agrees that (a) neither Seller nor any other Person acting on behalf of Seller has made or is making any express or implied representation or warranty with respect to Seller, including any Affiliate, the Business or the operation, condition (financial or otherwise) or any other aspect thereof, or with respect to any other information provided to Buyer or any of its Affiliates or representatives, (b) any other representations or warranties are expressly disclaimed by Seller, (c) Buyer, and any Person acting on behalf of Buyer, are not entitled to rely on any such representation or warranty, if made, and (d) Buyer, and any Person acting on behalf of Buyer, has not, are not and will not rely on any such representation or warranty, if made.

6.	Certain Covenants.

6.1    Access and Information.

(a)    From and after the date of this Agreement and until the Closing Date, Seller shall give, and shall cause its Affiliates to give, to Buyer and any Buyer Designees, and their respective officers, employees, accountants, counsel and other representatives, reasonable access during Seller’s normal business hours to all of Seller’s properties, books, Contracts, commitments, reports of examination and records relating to the Business, the Transferred Employees, the Purchased Assets and the Assumed Liabilities (subject to any limitations that are reasonably required to preserve any applicable attorney‑client privilege or legal or contractual Third Party confidentiality obligation; provided, that Seller shall have no obligation to provide Buyer, any Buyer Designees, or any of their respective officers, employees, accountants, counsel or other representatives, access to the Leased Premises prior to the date that is two Business Days after the date of this Agreement; provided, further, that in the event that access is limited or restricted pursuant to this parenthetical, Seller shall use reasonable commercial efforts to provide Buyer or any Buyer Designee with the maximum amount of information requested, in a manner that does not jeopardize any attorney‑client privilege or legal or contractual Third Party confidentiality obligation). Seller shall assist, and cause its Affiliates to assist, Buyer and its Affiliates, and their respective officers, employees, accountants, counsel, and other representatives, in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non‑employee representatives to be reasonably available to any of them for such purposes.

(b)    From and after the Closing Date, Seller, Seller Parent and Buyer and their respective subsidiaries, as applicable, shall provide, and shall cause their respective Affiliates to provide, to each other and to their respective officers, employees, accountants, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney‑client privilege or legal or contractual Third Party confidentiality obligation; provided, however, that in the event that access is limited or restricted pursuant to this parenthetical, Seller, Seller Parent and Buyer and their respective subsidiaries, as applicable, shall use reasonable commercial efforts to make alternative accommodations to afford access in a manner that does not jeopardize any attorney‑client privilege or legal or contractual Third Party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Governmental Permits, In‑Licenses, Assigned Leases, Assigned Contracts and any other information existing as of the Closing Date and relating to the Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities or the Business or Transferred Employees, in each case, as may be necessary or desirable to enable the Party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal Proceeding other than claims or allegations that one Party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The Party requesting such information or assistance shall reimburse the other Party for all reasonable and necessary out‑of‑pocket costs and expenses, if any, incurred by such Party in providing such information and in rendering such assistance. The access to files, books and records contemplated by Section 6.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

6.2    Seller Conduct of the Business. From and after the date of this Agreement and until the earlier to occur of (x) the Closing and (y) the valid termination of this Agreement pursuant to ARTICLE 11, except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.2 of the Disclosure Schedule or as Buyer shall otherwise consent to in writing, Seller:

(a)    will carry on the Business in the ordinary course consistent with past practice and consistent therewith use its reasonable commercial efforts to keep intact the Business, keep available the services of the Business Employees and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors, and others that have a business relationship with the Business;

(b)    will maintain the Purchased Assets in good operating condition and repair or restore such assets as necessary for the operation of the Business in the ordinary course of business;

(c)    will maintain in full force and effect any insurance bonds and policies with respect to the Business;

(d)    will continue to maintain all of the Business Records in the ordinary course of business consistent with past practice;

(e)    will comply in all material respects with all applicable Laws with, and use its commercially reasonable efforts to maintain in full force and effect, all Leases, Contracts, In‑Licenses and Governmental Permits;

(f)    will not permit, other than as may be required by Law or a Governmental Body, all or any of the Purchased Assets (real or personal, tangible or intangible) to be transferred, sold, licensed, disposed of, or subjected to any Encumbrance other than Permitted Encumbrances and other than sales of Inventory in the ordinary course of business consistent with past practice;

(g)    will not buy or sell Inventory outside of the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels, and will maintain Inventory sufficient to meet expected customer requirements, consistent with past practice, including sufficient raw materials, capacity and work in process in light of anticipated demand and customary cycle times and sufficient finished goods Inventory for satisfaction of customer orders on hand at Closing;

(h)    will not acquire, sell, lease or dispose of any asset that will be a Purchased Asset except in the ordinary course of business consistent with past practice;

(i)    will not fail to pay when due any material obligation related to the Business;

(j)    will not terminate or materially extend, amend, modify or waive any right with respect to any Lease for the Leased Premises or Material Contract, or enter into any Contract that, if entered into prior to the date of this Agreement, would be required to be listed on Section 4.12(a) of the Disclosure Schedule (except for purchase orders entered into in the ordinary course of business consistent with past practice);

(k)    will not materially change the manner in which Seller extends discounts, credits or warranties to customers of the Business or otherwise deals with customers or suppliers of the Business (including with respect to the collection of receivables and satisfaction of payables);

(l)    will not sell, lease, license, abandon, permit to lapse, or otherwise transfer or assign, or create or incur any Encumbrance other than Permitted Encumbrances on, any of the assets, securities, properties, or interests of the Business (including the Business Intellectual Property and In-Licenses), including not taking any action to abandon, disclose, misuse, or misappropriate the Business Intellectual Property or any In-Licenses in any manner or assert or threaten any claims with respect to the Business Intellectual Property or any In-Licenses;

(m)    will not incur or assume any liabilities, obligations or indebtedness for borrowed money, other than liabilities, obligations or indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice and that constitute Excluded Liabilities;

(n)    other than as required by applicable Law, will not (i) terminate or modify the terms and conditions of employment or service of any Service Provider, (ii) hire or engage any employee, consultant or other individual service provider who would be a Service Provider, (iii) increase or otherwise modify the salaries, wage rates, other compensation or benefits of, or grant any equity, retention, change in control, incentive, severance or termination payment to, any Service Provider, (iv) accelerate the vesting, payment or funding of any compensation or benefits payable to or for the benefit of any Service Provider, or (iv) other than as set forth on Section 6.2(n) of the Disclosure Schedule, enter into, amend, modify or terminate any Benefit Plan;

(o)    will not, unless required by Law, enter into any collective bargaining agreement or other similar agreement or arrangement with any labor union, works council, employee representative or other labor organization or group of employees representing employees of Seller or any of its Affiliates;

(p)    will not dispose or disclose to any Person any Trade Secrets or confidential information (including any source code of any Seller Proprietary Software) of Seller relating to the Business not theretofore generally available to the public;

(q)    will not fail to comply in any material respect with all Laws applicable to the Business or the Purchased Assets;

(r)    will not (i) make, change or revoke any Tax election, (ii) file any amended Return, (iii) enter into any closing agreement, (iv) settle or compromise any Tax claim or assessment or (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, in each case, to the extent such action could reasonably be expected to adversely affect the Purchased Assets or the Business;

(s)    other than in the ordinary course of Seller’s business in accordance with past practices, will not reveal, orally or in writing, to any Person, other than to Buyer and its authorized agents, any of the proprietary or confidential (i) business procedures and practices used solely by the Business in the conduct of its business or (ii) technology used solely in the processing, evaluating or distribution or any of the Business’s products or services;

(t)    will not commence any Proceeding related to the Business or the Purchased Assets other than (i) for the routine collection of receivables, (ii) Proceedings relating to Seller’s rights or remedies under this Agreement, or (iii) any other Proceeding reasonably required for the preservation or protection of the Purchased Assets;

(u)    will not do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect; and

(v)    will not enter into any agreement or commitment with respect to any of the foregoing.

6.3    Buyer Conduct of the Business. From and after the Closing and continuing until the Final Period Expiration Date (as defined in Exhibit A), except as otherwise expressly contemplated by this Agreement, Buyer shall comply with the provisions and covenants of the Earn-Out contained in Exhibit A hereto.

6.4    Tax Reporting and Allocation of Consideration.

(a)    Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all required Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller or any of its Affiliates to any Business Employee in connection with the operation or conduct of the Business for any Pre‑Closing Tax Period and any Tax withholding, payment and reporting related to payments made by Seller or any of its Affiliates to any Transferred Employee under a Benefit Plan of Seller or any such Affiliate with respect to any Pre‑Closing Tax Period, and (ii) Buyer will be responsible for and will perform all required Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer or a Buyer Designee to any Transferred Employee with respect any Post‑Closing Tax Period. After the Closing, Buyer and Seller agree to use the alternate procedure set forth in Rev. Proc. 2004‑53 with respect to the Transferred Employees. For the avoidance of doubt, nothing in this paragraph is intended to modify or adjust the substantive liability of Buyer and Seller under this Agreement with respect to the Taxes described in this paragraph.

(b)    The Parties intend that this transaction is treated as a purchase of the assets of a trade or business and neither party will take any actions to change such tax treatment. Not later than 180 days after the Closing Date, Buyer shall prepare and deliver to Seller an allocation of the Consideration (and any other relevant amounts) among the Purchased Assets (plus other relevant items) in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Asset Level Allocation Statement”). Seller shall have thirty (30) days to review and comment on such Asset Level Allocation Statement, and Buyer shall consider in good faith any reasonable comments provided by Seller. The Parties agree that they will not, and will not permit any of their respective Affiliates to, take a position (except as required pursuant to any order of a Governmental Body) on any Return that is inconsistent with the final Asset Level Allocation Statement (the final Asset Level Allocation Statement being referred to herein as the “Allocation”), provided that Buyer considers in good faith Seller’s reasonable comments to the Asset Level Allocation Statement. If the Consideration increases due to an Achieved Earn-Out Payment that becomes payable pursuant to this Agreement or is adjusted pursuant to Section 9.4(l) Buyer shall adjust the Allocation in a manner consistent with the prior Allocation and notify Seller of such adjustment.

(c)    For purposes of the Asset Level Allocation Statement, the Allocation and all Returns of Buyer, Seller and any Affiliate of Seller, Buyer and Seller agree that each share of Buyer Common Stock shall be valued at the Buyer 409A Value on the Closing Date.

(d)    Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a lien on the Purchased Assets. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(e)    Seller will deliver to Buyer at the Closing a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445‑2(b) certifying is non‑foreign status.

6.5    Business Employees.

(a)    Employee List. Prior to the Closing, Seller shall periodically after the date of this Agreement (but no less frequently than monthly) and on the day prior to the Closing Date deliver to Buyer updates to the information provided on Section 4.11(a) of the Disclosure Schedule to reflect changes to such schedule, to the extent conducted in compliance with Section 6.2(n).

(b)    Offers of Employment. Prior to the Closing, subject to the satisfaction of Buyer’s or the applicable Buyer Designee’s standard employment qualifications (including verification of eligibility for employment), Buyer or any Buyer Designee will extend offers of employment, contingent on the Closing, to those Business Employees whom Buyer or such Buyer Designee selects, in its sole discretion, on terms and conditions determined by Buyer or such Buyer Designee. Seller and its Affiliates shall cooperate and assist in facilitating Buyer’s or a Buyer Designee’s offers and will not take any action, or cause any of their Affiliates to take any action, which would impede, hinder, interfere, or otherwise compete with Buyer’s or a Buyer Designee’s effort to hire any Business Employee. Seller and its Affiliates will provide any and all information reasonably required by Buyer or a Buyer’s Designee in order for Buyer to fulfill its obligations under this Section 6.5. Each Business Employee who accepts Buyer’s or a Buyer Designee’s offer of employment and commences employment with Buyer or a Buyer Designee on or after the Closing shall be referred to as a “Transferred Employee”. Seller shall, or shall cause its Affiliates to, terminate the employment of all Business Employees who agree to become Transferred Employees and the participation of all Transferred Employees in Benefit Plans, in each case, effective immediately prior to the Closing.

(c)    No Severance Obligations. Other than as set forth in Section 6.2(n) of the Disclosure Schedule, Seller and Buyer intend that the transactions contemplated by this Agreement shall not trigger any severance or other termination payments or benefits (other than the Accrued Amounts), under the terms of any Benefit Plan, for any Transferred Employee prior to or upon the consummation of the transactions contemplated hereby and that such employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date, and Buyer and Seller shall make reasonable efforts to ensure the same.

(d)    Post-Closing Covenants.

(i)    During the twelve (12)-month period commencing on the Closing Date (or, if earlier, until the applicable Transferred Employee terminates employment with Buyer or a Buyer Designee), Buyer shall, or shall cause a Buyer Designee to, provide each Transferred Employee, with: (i) a base salary or hourly wage rate, as applicable, which is no less than the base salary or hourly wage rate provided to him or her immediately prior to the Closing by Seller; and (ii) a target cash bonus opportunity (excluding, for clarity, any equity-based or other incentive compensation or rights to receive profits or other distributions from Seller that may exist prior to Closing), if any, which is no less than the target cash bonus opportunity (excluding equity-based or other incentive compensation) provided to him or her immediately prior to the Closing by Seller, as set forth on Section 6.5(d)(i) of the Disclosure Schedule.

(ii)    With respect to any benefit plan maintained by Buyer or a Buyer Designee for the benefit of any Transferred Employee effective as of the Closing, to the extent permitted by the terms of the benefit plan and applicable Law, Buyer shall, or shall cause the Buyer Designee to, recognize all service of the Transferred Employee with Seller (capped, to the extent permitted by applicable Law, at five (5) years prior to the Closing Date), as if such service were with Buyer or the Buyer Designee, for purposes of eligibility, vesting under defined contribution retirement plans and determination of the level of post-Closing vacation eligibility; provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.

(iii)    As soon as practicable following the Closing Date, Buyer or a Buyer Designee shall designate a defined contribution plan that is intended to satisfy the requirements of Section 401(k) of the Code, in which Transferred Employees are eligible to participate, subject to the eligibility requirements of such defined contribution plan.

(e)    WARN Act. Seller will be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to any Business Employees as a result of any action by Seller or its Affiliates on or prior to the Closing Date, or following the Closing with respect to any such Business Employee who does not become a Transferred Employee for any reason. Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees terminated after the Closing Date. Seller and its Affiliates shall indemnify and hold harmless Buyer and its Affiliates against any and all liabilities arising in connection with any failure to comply with the requirements of this Section 6.5(e). On the Closing Date, Seller shall notify Buyer of any terminations or layoffs of any employees of Seller or any of its Affiliates during the ninety (90)-day period prior to the Closing.

(f)    COBRA. Seller shall, at its own expense, give all notices and other information required to be given by Seller to any Business Employees pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby and shall be solely responsible for providing continuation coverage under COBRA to any “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement.

(g)    Accrued Amounts. On or prior to the Closing Date or, if permitted under applicable Law, within forty-eight hours after the Closing Date, Seller shall, or shall cause its Affiliates to, pay in full to the Transferred Employees any and all compensation and benefits, including, without limitation, base salary, wages, bonuses, commissions and other forms of incentive compensation, vacation and paid-time-off and other employee benefits (except, in the case of Tax-qualified employee benefits, to the extent vested and payable in a subsequent years in accordance with the terms of the applicable plan), in each case, that have been earned or accrued, as applicable, through the Closing Date (such payments and amounts, the “Accrued Amounts”).

(h)    Allocation of Liabilities. Buyer and Seller acknowledge and agree that all Seller Employee Liabilities shall be and remain solely obligations of Seller, and Buyer shall not assume or otherwise incur any obligation with respect to any Seller Employee Liability. Without limiting the generality of the foregoing, Seller shall be solely responsible for any and all obligations arising under the Benefit Plans at any time. No Transferred Employee shall accrue any benefits under any Benefit Plans in respect of service with Buyer or any of its Affiliates after the Closing Date. Seller and its Affiliates shall indemnify and hold harmless Buyer and its Affiliates against any and all liabilities arising in connection with any failure of Seller to comply with the requirements of this Section 6.5(h).

(i)    Waiver; Cooperation. To the extent a Transferred Employee would be in breach of any obligation owed to Seller or one of its Affiliates by reason of becoming employed by Buyer or a Buyer Designee (for example, a noncompete obligation), Seller and its Affiliates will waive such obligation. Following the date of this Agreement, Seller and Buyer shall reasonably cooperate in all matters necessary or desirable to effect the transactions contemplated by this Section 6.5, including (i) exchanging information and data relating to Transferred Employees, employee benefits and employee benefit plan coverages and any information that is reasonably necessary to affect their respective Tax withholding, accounting and reporting obligations under applicable Law, and (ii) Seller’s provision of information to Buyer with the transfer of visas or work permits related to the Transferred Employees.

(j)    No Third Party Beneficiaries; No Continued Service or Service Terms. The Parties acknowledge and agree that all provisions contained in Section 6.5 are included for the sole benefit of the respective Parties and shall not create any right in any current or former Service Provider, any participant in any Benefit Plan or other compensation or benefit plan or agreement (or any beneficiary thereof) or any other Person, any rights or remedies, including any right to continued employment or service with Buyer or Seller (or their respective Affiliates) or any right to compensation or benefits of any nature or kind under this Agreement. Nothing in this Section 6.5, express or implied, shall or shall be construed so as to: (i) prevent or restrict in any way the right of Buyer or its Affiliates to terminate, reassign, promote or demote any Transferred Employee (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Transferred Employee; (ii) obligate Buyer or any of its Affiliates to adopt or maintain any compensation or benefit plan, program, policy, agreement or arrangement at any time or prevent Buyer or any of its Affiliates from modifying or terminating any such compensatory or benefits arrangement at any time or from time to time; or (iii) constitute an amendment to or modification of any Benefit Plan or other compensation or benefit plan, program, policy, agreement or arrangement.

(k)    Pre-Closing Communications. Prior to the Closing, other than distributions of offers of employment and related information by Buyer or a Buyer Designee to Business Employees pursuant to Section 6.5(b), neither Seller nor Buyer shall (and Seller and Buyer shall ensure that none of their respective Affiliates or Representatives shall) issue any formal or informal written or verbal communication (including any electronic communication) to any Business Employee regarding post-Closing employee benefit plans and compensation in connection with this Agreement (collectively, “Employment Matters”) without the prior written approval of the other Party (including approval via electronic communication) (with such approval not to be unreasonably withheld, conditioned or delayed); provided, that Buyer may issue communications to Business Employees (whether written, verbal or electronic) without Seller’s prior approval if such communications (i) are not intended for mass distribution to Business Employees (i.e., distribution to more than five percent (5%) of the total number of Business Employees) or (ii) are intended to respond to questions or comments made by Business Employees with respect to their employment offers from Buyer or a Buyer Designee. Without limiting the foregoing, other than as expressly permitted by the preceding sentence, (i) each Party agrees that it shall consult with the other Party prior to such Party (or any of its Affiliates or Representatives) effecting any communications to the Business Employees relating to Employment Matters and such other Party shall have the right to review and comment on any such written communications and (ii) neither Party shall (and each Party shall ensure that none of its Affiliates or Representative shall) make any representations (on behalf of Seller, Buyer or their respective Affiliates) relating to Employment Matters.

6.6    Ancillary Agreements. On the Closing Date, Buyer or a Buyer Designee shall execute and deliver to Seller, and Seller Parent and Seller, as applicable, shall execute and deliver to Buyer or a Buyer Designee, the Ancillary Agreements.

6.7    Contacts with Suppliers and Customers; Inventory. In contemplation of the Closing, Seller shall permit Buyer to discuss and meet, and shall reasonably cooperate in such discussions and meetings, with representatives of the suppliers of the Business party to any Assigned Contract; provided, that Buyer’s discussions and meetings with any such suppliers will be in consultation with Seller. A representative of Seller shall have the right, but not the obligation, to accompany Buyer’s representative to such meetings and to participate with Buyer’s representative in any such discussions. Seller and Buyer will prepare a communications plan for business partners of the Business, and agree on a plan to contact any suppliers to, or customers of, the Business in connection with or pertaining to any subject matter of this Agreement or the Ancillary Agreements and to facilitate the transition of the Business, including the preparation of letters to all customers, suppliers, distributors and other business partners of the Business to notify them of the Closing and provide information regarding the transition of the Business to Buyer. Seller will be responsible for contacting parties to any Assigned Contracts and In-Licenses for which consent is required in connection with their assignment pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall not affect Seller’s continuing right to contact customers and suppliers in connection with the operation or conduct of the Business nor Buyer’s continuing right to contact customers and suppliers in connection with the operation or conduct of its business.

6.8    Non‑Solicitation of Transferred Employees. None of Seller, any of its Affiliates or any of their representatives will at any time prior to the date that is two (2) years after the Closing Date, directly or indirectly, for Seller, its Affiliates or on behalf of or in conjunction with any other Third Party, solicit the employment of, hire or employ any Transferred Employee without Buyer’s prior written consent. For purposes of this Section 6.8, the term “soliciting” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to the Transferred Employees. The restriction set forth in this Section 6.8 shall not apply to any Transferred Employee whose employment was involuntarily terminated other than for cause by Buyer, a Buyer Designee, or their respective successors or assigns, after the Closing.

6.9    No Negotiation or Solicitation. From and after the date hereof until the Closing:

(a)    Seller will not (and Seller will cause each of its Affiliates, employees, officers, representatives and agents or advisors not to and shall cause its Affiliates to cause their employees, officers, representatives and agents or advisors not to) directly or indirectly (i) solicit, initiate, entertain, encourage or accept the submission of any proposal, offer or any discussions relating to or that might reasonably be expected to lead to or result in any proposal or offer from any Person relating to the direct or indirect acquisition of the Business or any portion of the Purchased Assets (other than purchases of Business Products or services from the Business in the ordinary course of business consistent with past practice), or (ii) participate in any discussions or negotiations regarding the Business, furnish any information with respect thereto, or assist or participate in, or facilitate or encourage in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

(b)    Seller shall, and shall cause its Affiliates to, (i) immediately cease any discussion or negotiations of the nature described in Section 6.9(a) that were pending, and (ii) immediately notify any party with which such discussions or negotiations were being held of such termination.

(c)    Seller will, and will cause its Affiliates to, promptly (i) notify Buyer in writing if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing, (ii) identify the Person making such proposal, offer, inquiry or contact and (iii) provide a summary all material terms thereof.

6.10    Non‑Competition.

(a)    Seller agrees that, as part of the consideration for the issuance of the Stock Consideration, for a period of three (3) years following the Closing Date, neither Seller nor any of its Affiliates will, directly or indirectly, as a principal, stockholder, joint venturer or otherwise, operate, perform or have any ownership interest in any business that designs, develops, manufactures, markets, sells, installs or distributes products that are competitive with the activities of the Business; provided, however, that products which do not use Cesium-131 or any brachytherapy device will not be covered by the provisions of this Section 6.10(a) and that the business conducted as of the Closing Date by some of Seller’s Affiliates with RadRelease Pharmaceuticals, LLC, an Indiana limited liability company, consisting of the development, manufacture, and distribution of a drug delivery system that is comprised of a liposomal nanoparticle which transports a pharmaceutical dose will not be covered by the provisions of this Section 6.10(a). For the purposes of this Section 6.10(a), ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of one percent (1%) of any class of such securities shall not be considered to be competition with the Business, and a Person shall not be considered to be in the “primary business” of competing with the Business if such Person derives less than five percent (5%) of its revenues from products that compete with the Business.

(b)    Each of Seller Parent and Seller acknowledge that the restrictions set forth in Section 6.10(a) constitute a material inducement to Buyer’s entering into and performing this Agreement. Seller further acknowledges, stipulates, and agrees that a breach of such obligation could result in irreparable harm and continuing damage to Buyer for which there may be no adequate remedy at Law and further agrees that in the event of any breach of said obligation, Buyer may be entitled to injunctive relief and to such other relief as is proper under the circumstances.

(c)    If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.10, but this Section 6.10 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

6.11    Post-Closing Remittances; Prorations and Adjustments.

(a)    If on or after the Closing Date, any Party receives a payment from a Third Party (including a customer of the Business) that, pursuant to the terms hereof, should have been paid to the other Party, the Party who receives the payment agrees to hold in trust and remit such payment to the Party entitled thereto within five (5) Business Days of such receipt.

(b)    Except as otherwise expressly provided herein, all ordinary course expenses for (i) rents and other charges or amounts that are included in the Purchased Assets and transferred to Buyer hereunder and (ii) gas, electricity, water, sewer, rent and telephone charges at the Leased Premises, in each case, for the period prior to the Closing Date, will be for the account of Seller, and those for the period on and after the Closing Date shall be for the account of Buyer. If any Party actually makes any payments that are, in whole or in part, designated as payments for the period allocated to the other Party under this Section 6.11, such other Party shall promptly reimburse such amounts to the Party so making such payments.

(c)    For purposes of calculating prorations, Buyer shall be deemed to own the Purchased Assets, and, therefore be responsible for the expense thereof, as of 12:01 a.m. local time on the day after the Closing Date. All prorations shall be made on the basis of the actual number of days of the month that shall have elapsed as of the Closing Date and based upon a three hundred and sixty-five (365) day year. The amount of the prorations shall be subject to adjustment after the Closing, as and when complete and accurate information becomes available, and the Parties agree to cooperate and use their good faith efforts to make such adjustments.

6.12    Notification of Certain Matters. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE 11 and the Closing, Seller shall give prompt notice to Buyer upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Buyer to consummate the transactions contemplated hereby set forth in Section 8.1 and Section 8.2 to not be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Seller set forth in this Agreement, the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder.

6.13    Restrictions on Transfer; Book-Entry; Legends.

(a)    Before all or any portion of any of the Shares held by Seller or any transferee (either being sometimes referred to herein as the “Holder”), or any beneficial interest therein, may be sold, assigned, transferred, pledged or otherwise disposed of, including by gift or operation of law (each a “Transfer”), Buyer or its assignee(s) will have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 6.13 (the “Right of First Refusal”).

(i)         Notice of Proposed Transfer. The Holder will deliver to Buyer a written notice (the “Notice”) stating: (A) the Holder’s bona fide intention to Transfer such Shares; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (C) the number of Shares to be Transferred to each Proposed Transferee; and (D) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”) and the Holder will offer the Shares at the Offered Price to the Buyer or its assignee(s).

(ii)         Exercise of Right of First Refusal. At any time within 30 days after receipt of the Notice, the Buyer and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be Transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (iii) below.

(iii)         Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Buyer or its assignee(s) under this Section 6.13 will be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of Buyer in good faith.

(iv)         Payment. Payment of the Purchase Price will be made, at the option of Buyer or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness (which for sake of clarity does not include any unpaid Achieved Earn-Out Payment) of the Buyer to Holder (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(v)         Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be Transferred to a given Proposed Transferee are not purchased by the Buyer and/or its assignee(s) as provided in this Section 6.13, then the Holder may sell or otherwise Transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price; provided, however, that such sale or other Transfer is consummated within 120 days after the date of the Notice, that any such sale or other Transfer is effected in accordance with any applicable securities laws, and that the Proposed Transferee agrees in writing that the provisions of this Section 6.13 and ARTICLE 8 will continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not Transferred to the Proposed Transferee within such period, a new Notice will be given to the Buyer, and the Buyer and/or its assignee(s) will again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise Transferred.

(vi)         Termination of Right of First Refusal. The Right of First Refusal will terminate as to any Shares upon the first sale of Buyer Common Stock to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

(vii)         Shares Subject to Agreement.         Without limiting the foregoing, Holder shall not Transfer all or any portion of any of the Shares, or any beneficial interest therein, unless (A) the transferee thereof has agreed in writing with Buyer (such writing, a “Joinder”) to take and hold such Shares subject to, and to be bound by (as fully as though such transferee were a signatory to this Agreement), the terms and conditions set forth in this Section 6.13 and ARTICLE 8 (all of which shall apply to the transferee to the same extent applicable to the Holder), (B) such Transfer otherwise complies with Buyer’s standard terms and conditions for transfers of shares of Buyer Common Stock as of the time of such Transfer, including providing representations and warranties reasonably requested by Buyer, (C) such Transfer will not be deemed a “distribution” as such term is used in the Securities Act and (D) (1) there is then in effect a registration statement under the Securities Act covering such proposed Transfer and the Transfer is made in accordance with the registration statement or (2) the Holder shall have given prior written notice to Buyer of the Holder’s intention to make such Transfer and shall have furnished Buyer with a detailed description of the manner and circumstances of the proposed Transfer, and, if requested by Buyer, the Holder shall have furnished Buyer, at the Holder’s expense, with (1) an opinion of counsel reasonably satisfactory to Buyer to the effect that such Transfer will not require registration of such Shares under the Securities Act or (2) a “no action” letter from the SEC to the effect that the Transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto.

(b)    Notwithstanding anything to the contrary in this Agreement, all Shares issued pursuant to this Agreement may be issued in uncertificated book-entry form (unless otherwise determined by Buyer in its sole discretion).

(c)    Buyer shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Shares issued pursuant to this Agreement (and stop transfer orders shall be placed against the transfer thereof with Buyer’s transfer agent), including (i) any legend required by the bylaws of Buyer or applicable state securities laws, including, without limitation, any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code and (ii) one or all of the following legends:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY AT NO CHARGE.

6.14    Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, Buyer and any Buyer Designee, on the one hand, and Seller and Seller Parent, on the other hand, shall, and shall cause their Affiliates to, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things, and (iii) assist and cooperate with the other parties in doing (or causing to be done) all things, in each case as are reasonably necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by using reasonable best efforts to cause the conditions to the obligations of the other parties to effect the Transactions set forth in Article 8 to be satisfied.

(b)    In furtherance and not in limitation of Section 6.14(a), as promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings and give all notices that, are or may be required to be made and given by such party in connection with the Transactions and (ii) shall use commercially reasonable efforts to obtain all consents that are or may be required to be obtained (pursuant to any applicable Law, Contract or otherwise) by such party in connection with the Transactions, in each case of clauses (i) and (ii), including as set forth on Schedule 3.3(f)(i) and Schedule 3.3(f)(ii). Each party shall, upon the request of another party and to the extent permitted by applicable Law or applicable Contract, promptly deliver to such other party a copy of each such filing made, each such notice given and each such consent obtained by it.

7.	Confidential Nature of Information.

7.1    Seller’s Proprietary Information.

(a)    Except as provided in Section 7.1(b) after the Closing and for a period of three (3) years following the Closing Date, Buyer agrees that it will keep confidential all of Seller’s and its Affiliates’ information that is received from, or made available to Buyer by, Seller in the course of the transactions contemplated hereby, and to the extent marked or identified at the time of disclosure as the proprietary or confidential information of Seller (“Seller Proprietary Information”), including, for purposes of this Section 7.1, information about business plans and strategies, marketing ideas and concepts, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, Software, hardware, data, prototypes, connecting requirements or other technical and business information, but excluding any Seller Proprietary Information the ownership or exclusive use of which is transferred to Buyer or a Buyer Designee at the Closing as part of the Purchased Assets.

(b)    Notwithstanding the foregoing, such Seller Proprietary Information shall not be deemed confidential under Section 7.1(a) and Buyer shall have no obligation under Section 7.1(a) with respect to any such Seller Proprietary Information that:

(i)    at the time of disclosure was already known to Buyer or its Affiliates other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer’s or such Affiliate’s possession;

(ii)    is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer;

(iii)    is received by Buyer or its Affiliates from a Third Party without similar restriction and without breach of any agreement;

(iv)    to the extent it is independently developed by Buyer or its Affiliates; or

(v)    is, subject to Section 7.1(c), required to be disclosed under applicable Law or judicial process.

(c)    If Buyer (or any of its Affiliates) is required by applicable Law (for example, by oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes) to disclose any Seller Proprietary Information to a Third Party, Buyer will, to the extent not prohibited by applicable Law, promptly notify Seller of such request or requirement and will reasonably cooperate with Seller, at Seller’s cost and expense, in any of Seller’s efforts to seek an appropriate protective order or other appropriate remedy to prevent or limit to disclosure of such Seller Proprietary Information. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is required by applicable Law (for example, by oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) to disclose Seller Proprietary Information, Buyer (or its Affiliate) may disclose only so much of the Seller Proprietary Information to the Third Party compelling disclosure as is so required.

7.2    Buyer’s Proprietary Information.

(a)    Except as provided in Section 7.2(b), from and after the Closing Date and for a period of three (3) years thereafter, Seller and Seller Parent agree that each of them will, and will cause their Affiliates to, keep confidential all of (i) Buyer’s and its Affiliates’ information that is received from, or made available to Seller, Seller Parent or their Affiliates or representatives by, Buyer or its Affiliates or representatives in the course of the transactions contemplated hereby and marked or identified at the time of disclosure as the proprietary or confidential information of Buyer, and (ii) all of Seller’s, Seller Parent’s and their Affiliates’ information the ownership of which or exclusive use of which is transferred to Buyer as part of the Purchased Assets (collectively, “Buyer Proprietary Information”), including, for purposes of this Section 7.2, information about the Business, business plans and strategies, marketing ideas and concepts, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, Software, hardware, data, prototypes, connecting requirements, other technical and business information and information regarding Business Employees. Notwithstanding the foregoing, or anything herein to the contrary, subject to Section 6.4(b) to the extent any Purchased Assets constitutes a Trade Secret as of the date hereof, Seller and Seller Parent shall maintain the confidentiality of such Trade Secrets indefinitely (but subject to, for the avoidance of doubt, the exceptions set forth in Section 6.4(b)).

(b)    Notwithstanding the foregoing, such Buyer Proprietary Information shall not be deemed confidential under Section 7.2(a) and Seller Parent and Seller shall have no obligation under Section 7.2(a) with respect to any such Buyer Proprietary Information that:

(i)    with respect to prong (i) of the definition of Buyer Proprietary Information, at the time of disclosure, was already known to Seller or its Affiliates other than as a result of the transactions contemplated by this Agreement, free of restriction as evidenced by documentation in Seller’s or such Affiliate’s possession;

(ii)    with respect to prong (i) of the definition of Buyer Proprietary Information, is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Seller;

(iii)    is received by Seller or its Affiliates after the Closing Date from a Third Party without similar restriction and without breach of any agreement;

(iv)    With respect to prong (i) of the Buyer Proprietary Information, to the extent it is independently developed by Seller or its Affiliates as evidenced by documentation in Seller’s or such Affiliate’s possession; or

(v)    is, subject to Section 7.2(c), required to be disclosed under applicable Law or judicial process.

(c)    If Seller, Seller Parent (or any of their Affiliates) is required by applicable Law (for example, by oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes) to disclose any Buyer Proprietary Information regarding the Business to a Third Party, Seller or Seller Parent will, to the extent not prohibited by applicable Law, promptly notify Buyer of such request or requirement and will reasonably cooperate with Buyer, at Buyer’s cost and expense, in any of Buyer’s efforts to seek an appropriate protective order or other appropriate remedy to prevent or limit the disclosure of such Buyer Proprietary Information. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or Seller Parent (or any of their Affiliates) is required by applicable Law (for example, by oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes) to disclose the Buyer Proprietary Information, Seller, Seller Parent (or their Affiliates) may disclose only so much of the Buyer Proprietary Information to the Third Party compelling disclosure as is so required.

7.3    Confidential Nature of Agreements. Except to the extent that disclosure thereof is required under applicable accounting, stock exchange or federal or foreign securities or labor relations Laws regarding disclosure obligations or pursuant to legal process (such as oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes), both Parties agree that the terms and conditions of this Agreement, the Ancillary Agreements and all Schedules, attachments and amendments hereto and thereto shall be considered confidential or proprietary information protected under this ARTICLE 7. Notwithstanding anything in this ARTICLE 7 to the contrary, in the event that any Seller Proprietary Information or Buyer Proprietary Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this ARTICLE 7, then the limitation in such agreement shall supersede this ARTICLE 7.

8.	Conditions Precedent to Closing.

8.1    Conditions to the Obligations of Each Party. The respective obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or, to the extent permitted by applicable Law), waiver by each of Buyer and Seller of the following conditions:

(a)    No Injunction; No Legal Impediment. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Body of competent jurisdiction shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated herein on the terms contemplated herein, and no applicable Law shall have been enacted or be deemed applicable to the transactions contemplated herein or in any of the Ancillary Agreements that makes illegal, or restrains, enjoins or otherwise prohibits, the consummation of the transactions contemplated herein or any of the transactions contemplated by the Ancillary Agreements.

8.2    Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Buyer), of the following conditions:

(a)    Representations and Warranties of Seller Parent and Seller. The representations and warranties of Seller Parent and Seller contained in this Agreement, any Ancillary Agreement, and in any certificate delivered pursuant to the provisions hereof that are (i) qualified by the words “material,” “Seller Material Adverse Effect” and similar phrases shall be true and correct in all respects at and as of date of this Agreement and at and as of the Closing Date (except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of the specified date) and (ii) not so qualified shall be true and correct in all material respects at and as of date of this Agreement and at and as of the Closing Date (except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date).

(b)    Covenants. Each of the covenants and obligations that Seller Parent or Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)    Closing Deliveries. Buyer shall have received all of the items and documents set forth in Section 3.3 and each such item and document shall be in full force and effect as of the Closing Date.

(d)    Employees. Each Offer Letter shall be in full force and effect, and at least one Key Employee shall not have expressed any intention to rescind or repudiate such Offer Letter or terminate employment with Buyer or its Affiliates following the Closing to Seller.

(e)    Litigation. There shall not be pending or threatened by or before any Governmental Body any Proceeding that (i) seeks to prevent the consummation of the transactions contemplated by this Agreement or the transactions contemplated by the Ancillary Agreements on the terms, and conferring upon Buyer all of its respective rights and benefits, contemplated herein and therein or (ii) seeks the award of Losses payable by, or any other remedy against, Buyer if any of the transactions contemplated by this Agreement or by the Ancillary Agreements are consummated.

(f)    Seller Material Adverse Effect. There shall not have occurred a Seller Material Adverse Effect that is continuing as of the Closing Date.

8.3    Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller), of the following conditions:

(a)    Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement, any Ancillary Agreement to which Buyer is party, and in any certificate delivered pursuant to the provisions hereof that are (i) qualified by the words “material,” “material adverse effect” and similar phrases shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of the specified date) and (ii) not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date).

(b)    Covenants. Each of the covenants and obligations that Buyer is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)    Closing Deliveries. Seller shall have received all of the items and documents set forth in Section 3.4 and each such item and document shall be in full force and effect as of the Closing Date.

(d)    Litigation. There shall not be pending or threatened by or before any Governmental Body any Proceeding that seeks to prevent the consummation of the transactions contemplated by this Agreement or the transactions contemplated by the Ancillary Agreements on the terms, and conferring upon Seller all of its respective rights and benefits, contemplated herein and therein.

(e)    Buyer Material Adverse Effect. There shall not have occurred a Buyer Material Adverse Effect that is continuing as of the Closing Date.

9.	Indemnification.

9.1    Survival of Representations, Warranties and Covenants.

(a)    The representations and warranties of Seller Parent and Seller contained in this Agreement shall survive the Closing Date for a period of three (3) years following the Closing Date; provided, that in the event of fraud, the corresponding right of Buyer to make claims against Seller Parent or Seller with respect to fraud shall survive until the expiration of the applicable statute of limitations (after giving effect to all extensions, waivers, tolling or mitigation thereof).

(b)    All representations and warranties made by Buyer or Buyer Designee, if any, contained in this Agreement shall survive the Closing Date for a period of three (3) years following the Closing Date; provided, that in the event of fraud, the corresponding right of Seller to make claims against Buyer or Buyer Designee, if any, with respect to fraud shall survive until the expiration of the applicable statute of limitations (after giving effect to all extensions, waivers, tolling or mitigation thereof).

(c)    Any covenant or agreement of Seller Parent, Seller or Buyer contained in this Agreement (i) that, by its terms, contemplates performance at or prior to the Closing shall survive the Closing and continue in full force and effect for a period of eighteen (18) months following the Closing Date and (ii) to be performed, in whole or in part, after the Closing Date shall survive the Closing in accordance with its terms.

(d)    Buyer, Seller and Seller Parent (with respect to Seller and Seller Parent, on behalf of themselves and their Affiliates) have agreed that the rights of Buyer and its subsidiaries and Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) to indemnification, compensation and reimbursement contained in this ARTICLE 9 relating to the representations, warranties, covenants and obligations of Seller are part of the basis of the bargain contemplated by this Agreement, and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Buyer Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any information furnished to or any knowledge on the part of any of any of the Buyer Indemnitees (regardless of whether obtained through any investigation by any Buyer Indemnitee or through disclosure by or on behalf of Seller or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that any Buyer Indemnitee knew or should have known that any representation or warranty is or might be inaccurate or untrue.

(e)    Buyer, Seller and Seller Parent (with respect to Seller and Seller Parent, on behalf of themselves and their Affiliates) have agreed that the rights of Seller and its subsidiaries and Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnitees”) to indemnification, compensation and reimbursement contained in this ARTICLE 9 relating to the representations, warranties, covenants and obligations of Buyer or Buyer Designee are part of the basis of the bargain contemplated by this Agreement, and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Seller Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Seller Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any information furnished to or any knowledge on the part of any of any of the Seller Indemnitees (regardless of whether obtained through any investigation by any Seller Indemnitee or through disclosure by or on behalf of Buyer or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that any Seller Indemnitee knew or should have known that any representation or warranty is or might be inaccurate or untrue.

9.2    Seller Indemnification. From and after the Closing Effective Time, Seller and Seller Parent shall hold harmless and indemnify each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Losses which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any Third Party claim) and which arise from or as a result of, or are connected with:

(a)    any inaccuracy in or breach of any representation or warranty of Seller or Seller Parent contained in (i) this Agreement as of the date of this Agreement or as if such representation or warranty had been made on and as of the Closing Date (or with respect to representations and warranties that address matters only as a of particular time, any inaccuracy in or breach of such representation or warranty as of such time) (subject to Section 9.4(k)) or (ii) any Ancillary Agreement or certificate or other instrument delivered by Seller pursuant to this Agreement;

(b)    any breach, non-compliance or non-performance of any covenant or obligation of Seller or Seller Parent set forth in this Agreement or any Ancillary Agreement;

(c)    any Excluded Liabilities or Excluded Assets;

(d)    any fraud or intentional misrepresentation on the part of Seller or Seller Parent in respect of any of the representations and warranties of Seller or Seller Parent contained in this Agreement; and

(e)    any claims or threatened claims by or purportedly on behalf of any Person arising out of, resulting from or with respect to the value of the consideration payable pursuant to this Agreement or the solvency of Seller or any of its Affiliates immediately prior to, immediately following, or as a result of, the transactions contemplated by this Agreement or any of the Ancillary Agreements.

9.3    Buyer Indemnification. From and after the Closing Effective Time, Buyer or Buyer Designee shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Losses which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any Third Party claim) and which arise from or as a result of, or are connected with:

(a)    any inaccuracy in or breach of any representation or warranty of Buyer or Buyer Designee contained in (i) this Agreement as of the date of this Agreement or as if such representation or warranty had been made on and as of the Closing Date (or with respect to representations and warranties that address matters only as a of particular time, any inaccuracy in or breach of such representation or warranty as of such time) (subject to Section 9.4(k)) or (ii) any Ancillary Agreement or certificate or other instrument delivered by Buyer or Buyer Designee pursuant to this Agreement;

(b)    any breach, non-compliance or non-performance of any covenant or obligation of Buyer or Buyer Designee set forth in this Agreement or any Ancillary Agreement;

(c)    any Assumed Liabilities or Purchased Assets; and

(d)    any fraud or intentional misrepresentation on the part of Buyer or Buyer Designee in respect of any of the representations and warranties of Buyer or Buyer Designee contained in this Agreement.

9.4    Claims and Procedures; Limitations.

(a)    If at any time a Party determines in good faith that any Seller Indemnitee or Buyer Indemnitee has a bona fide claim for indemnification pursuant to this ARTICLE 9 for which it intends to seek indemnification, the Party seeking indemnification shall deliver to the other Party a certificate signed by any officer of such Party (any certificate delivered in accordance with the provisions of this Section 9.4 an “Officer’s Claim Certificate”): (i) stating that such Indemnitee has a claim for indemnification pursuant to this ARTICLE 9; (ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Losses such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and (iii) specifying in reasonable detail (based upon the information then possessed by the Party delivering the Officer’s Claim Certificate) the material facts known to such Indemnitee giving rise to such claim.

(b)    No delay in providing such Officer’s Claim Certificate shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Party to whom such Officer’s Claim Certificate is delivered is actually and materially prejudiced thereby.

(c)    If a Party in good faith objects to any claim made by the other Party in any Officer’s Claim Certificate, then such objecting Party shall deliver a written notice (a “Claim Dispute Notice”) to the other Party during the thirty (30) day period commencing upon receipt of the Officer’s Claim Certificate (such period the “Dispute Period”). The Claim Dispute Notice shall set forth in reasonable detail the basis for the dispute of any claim made in the Officer’s Claim Certificate. If a Party does not deliver a Claim Dispute Notice to the other Party prior to the expiration of the Dispute Period, then each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in the applicable Indemnitee’s favor for purposes of this ARTICLE 9 on the terms set forth in the Officer’s Claim Certificate.

(d)    If a Party delivers a Claim Dispute Notice prior to the expiration of the Dispute Period, then Buyer and Seller shall attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If Buyer and Seller agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Buyer and Seller shall be prepared and signed by both Parties (a “Settlement Memorandum”).

(e)    If no such resolution is reached during the forty five (45) day period following the receipt of a Claim Dispute Notice, then upon the expiration of such forty five (45) day period, either Buyer or Seller may institute an Proceeding to resolve the objection in accordance with Sections 10.5, 10.6 and 10.7. Any final and non-appealable decision, judgment or award rendered by a Governmental Body of competent jurisdiction, or any consummation of arbitration, as to the validity and amount of any claim in such Officer’s Claim Certificate shall be final, binding and conclusive upon Buyer, the Indemnitees, and Seller. If reasonably possible, such final decision (such decision, the “Final Judgment”) shall be written and shall be supported by written findings of fact and conclusions that shall set forth the decision, judgment or award awarded by such Governmental Body or arbitrator(s) (such writing, the “Written Decision”) and the Parties shall be entitled to rely on such Written Decision (and the Parties shall be entitled to rely upon the Final Judgment if no Written Decision is issued by the applicable Governmental Body or arbitrator(s)).

(f)    In the event that any claim for indemnification shall have been conclusively determined in a Party’s or another Indemnitee’s favor pursuant to this ARTICLE 9 (whether pursuant to Section 9.4(c), a Settlement Memorandum, a Final Judgment or a Written Decision), such Party shall be entitled to recover the aggregate amount of Losses in respect thereof, at its election and by written notice to the other Party:

(i)    in the case of a claim conclusively determined in favor of a Seller Indemnitee, directly from Buyer in cash; and

(ii)    in the case of a claim conclusively determined in favor of a Buyer Indemnitee:

(1)

by cancelling a number of Shares (rounded down to the nearest whole number of shares of Buyer Common Stock) held by Seller (or a transferee of Seller) equal to the quotient of (A) the aggregate amount of such Losses divided by (B) the value of one share of Buyer Common Stock as reflected in Buyer’s then-most recent 409A valuation; or

(2)

by retaining and setting off such Losses against any Achieved Earn Out Payment that becomes payable pursuant to this Agreement, following the final resolution of such claim for indemnification pursuant to this ARTICLE 9; or

(3)	by recovering such Losses directly from Seller or Seller Parent in cash;

notwithstanding the foregoing, in the event of a claim for indemnification pursuant to Section 9.2(a), other than in respect of a claim for indemnification that arises from, is a result of, or directly or indirectly connected with, any breach of a Seller Fundamental Representation or any fraud by Seller or Seller Parent, Seller and Seller Parent shall not be required to make any cash indemnification payment pursuant to clause (3) of this Section 9.4(f)(ii).

(g)    The amount of Losses payable under this ARTICLE 9 shall be reduced by any insurance or contractual cash proceeds actually received from an insurance carrier or Third Party to a Contract to the extent such proceeds are duplicative of the indemnity payment actually received hereunder by the Indemnitee with respect thereto (net of costs of recovery, enforcement, exclusions, deductibles, retro-premium adjustments actually incurred and reasonable future increased expenses and premiums, in each case, as a result of having made a claim upon insurance coverages or obtaining Contractual cash proceeds from a Third Party (collectively, “Recovery Costs”)) within one (1) year of incurring such Losses or obtaining indemnification (a “Recovery”). If an Indemnitee receives any Recovery for Losses for which such Indemnitee received an indemnity payment, such Indemnitee shall promptly pay Seller or Buyer, as applicable, an amount equal to the amount of such Recovery (to the extent such Recovery is duplicative of the indemnity payment actually received hereunder), net of Recovery Costs, but in no event shall any such payment exceed the amount of such indemnity payment.

(h)    Notwithstanding anything to the contrary herein, other than in respect of a claim for indemnification that arises from, is a result of, or directly or indirectly connected with, any breach of a Buyer Fundamental Representation or any fraud by Buyer in no event will Buyer or any of its Affiliates have any liability under this ARTICLE 9 in excess of the Stock Consideration Value.

(i)    No Indemnitee (other than Buyer, Seller, or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Seller or Buyer, respectively (or any successor thereto or assign thereof), shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

(j)    By virtue of (i) the receipt of any Shares in connection with any Transfer or (y) the execution and delivery of a Joinder, each transferee shall have irrevocably constituted and appointed Seller as the true, exclusive and lawful agent and attorney-in-fact of such transferee to act in the name, place and stead of such transferee in connection with the indemnification provisions contained in this ARTICLE 9, and to act on behalf of such transferee in any Proceeding involving the indemnification provisions contained in this ARTICLE 9, to do or refrain from doing all such further acts and things, and to execute all such documents as Seller shall deem necessary or appropriate in connection with the indemnification provisions contained in this ARTICLE 9. Without limiting the generality of the foregoing, the power of Seller shall include the power to represent all transferees with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of Seller and to transact matters of litigation or other Proceeding with regard to matters pertaining to indemnification referred to in this Agreement.

(k)    Notwithstanding anything to the contrary contained herein, for all purposes of ARTICLE 9, each representation or warranty of any Party contained in this Agreement, any Ancillary Agreement or any statement or certificate delivered by any Party pursuant to this Agreement shall be read without regard and without giving effect to any Seller Material Adverse Effect, Buyer Material Adverse Effect, as applicable, or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty, including for the purposes of determining the amount of Losses indemnifiable hereunder and whether a representation or warranty has been breached or is inaccurate.

(l)    Amounts recovered by a Party under Section 9.4(f) in respect of the other Party’s indemnification obligations shall be treated as an adjustment to the Consideration for Tax purposes and shall be treated as such by Buyer and Seller on their Returns to the extent permitted by applicable Law.

(m)    Neither Party shall have or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the other Party in connection with any indemnification obligation or any other Losses to which either Party may become subject under or in connection with this Agreement.

(n)    Absent fraud, the indemnification provisions contained in this ARTICLE 9 are the sole and exclusive remedy following the Closing as to all Losses (and any other damages, claims or causes of action of any kind or nature) any Party may incur arising from or relating to this Agreement or the transactions contemplated hereby (it being understood that nothing in this Section 9.4(n) or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights or remedies arising out of claims such Party may have under any Ancillary Agreement).

9.5    Third Party Claims. In the event of the assertion of any claim or the commencement by any Person of any Proceeding against an Indemnitee with respect to which a Party may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this ARTICLE 9 (each, a “Claim”), such Party will, promptly after receipt of notice of any such Claim, notify the other Party of the commencement thereof; provided, however, that any failure on the part of such Party to so notify the other Party shall not limit any of the obligations of such other Party under this ARTICLE 9 (except to the extent such failure actually and materially prejudices the defense of such Proceeding). The Indemnitee with respect to such Proceeding shall have the right, at its election, to proceed with, and to control, the defense of such Claim on its own; provided, however, that the indemnifying Party and its counsel (at its sole expense) may participate in (but not control the conduct of) the defense of such Claim in a manner that would not result in the loss of any attorney-client privilege, attorney work product privilege or any other legal privilege. If the Indemnitee so proceeds with the defense of any such Claim, the indemnifying Party shall use reasonable best efforts to, and will cause its Affiliates to, make available to such Indemnitee any documents and materials in such Person’s possession or control that may be reasonably necessary to the defense of such Claim. The Indemnitee will give written notice to the indemnifying Party of its intention to settle any such Claim at least ten (10) days prior to the settlement of any such Claim and no settlement without the consent of the indemnifying Party shall be dispositive of whether such Claim represented an indemnifiable matter hereunder in the first place or determinative of the existence or amount of Losses relating to such matter for which any Indemnitee shall be entitled to indemnification hereunder; provided, for the avoidance of doubt, that in the event that the indemnifying Party has consented to any such settlement, such Party shall have no power or authority to object to such Claim and the payment of Losses in respect thereof.

10.	Miscellaneous Provisions.

10.1    Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when transmitted by electronic mail (in which case effectiveness shall be the earlier of (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. Pacific time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. Pacific time on a Business Day or sent not on a Business Day, the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to Buyer, to:

GT Medical Technologies, Inc.

1809 South Holbrook Lane, Suite 107

Tempe, AZ 85281

Attention:

Email:

With a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Luke J. Bergstrom; Bret J. Stancil

Email: luke.bergstrom@lw.com; bret.stancil@lw.com

If to Seller or Seller Parent, to:

Perspective Therapeutics

350 Hills Street, Suite 106

Richland, WA 99354

Attention: Thijs Spoor

Email: spoorjm@perspectivetherapeutics.com

With a copy to:

Gallagher & Kennedy PA

2575 E. Camelback Road, Suite 1100

Phoenix, Arizona 85016

Attention: Steve Boatwright

Email: steve.boatwright@gknet.com

10.2    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all Third Party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the transactions contemplated hereby, shall be paid by the Party incurring such cost or expense.

10.3    Entire Agreement; Amendments.

(a)    The agreement of the Parties, which consists of this Agreement, the Ancillary Agreements, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

(b)    Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective.

10.4    Assignment; Binding Effect; Severability. This Agreement may not be assigned by any Party hereto without the other Party’s written consent (not to be unreasonably withheld, conditioned or delayed); provided, (a) that Buyer may transfer or assign, in whole or in part, to one or more Buyer Designee its right to purchase all or a portion of the Purchased Assets or (b) that Buyer may transfer or assign, in whole or in part, its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates, but no such transfer or assignment pursuant to subclauses (a) or (b) will relieve Buyer of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each Party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either Party, in which event the Parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the offending provision.

10.5    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

10.6    Consent to Jurisdiction. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding brought in any such court has been brought in an inconvenient forum.

10.7    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR ITS AFFILIATES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8    Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The Parties acknowledge and agree that the termination of this Agreement pursuant to Section 11.1 shall not limit the right of any Party to obtain specific performance pursuant to this Section 10.8 solely in respect of the provisions of this Agreement that survive such termination in accordance with Section 11.2.

10.9    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

10.10    Execution in Counterparts; Electronic Signature. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.11    Public Announcement. Neither Seller nor Buyer shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by Law, in which case the other Party shall be advised and the Parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange or federal securities Law disclosure obligations.

10.12    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the Parties and their respective successors or assigns any rights (including Third Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the Parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. Nothing in this Agreement shall be construed as giving to any Business Employee, Transferred Employee, or any other individual, any right or entitlement to employment or continued employment or any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller, except as expressly provided in such Benefit Plan, policy or procedure. No Third Party shall have any rights under Section 502, 503 or 504 of ERISA, any comparable applicable Law of any other jurisdiction, or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No Third Party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at Law or equity for any matter governed by or subject to the provisions of this Agreement.

10.13    No Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party against whom such waiver is intended to be effective.

10.14    Negotiation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.	Termination.

11.1    Termination. This Agreement may be terminated at any time prior to the Closing Date by:

(a)    the mutual written consent of Buyer and Seller;

(b)    Buyer, if (i) any representation or warranty of Seller contained in this Agreement shall be inaccurate such that the condition specified in Section 8.2(a) would not be satisfied at the Closing or (ii) any of the covenants or obligations of Seller contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.2(b) would not be satisfied at the Closing; provided, that, with respect to any such inaccuracy or breach that is capable of being cured by Seller, Buyer may not terminate this Agreement pursuant to this Section 11.1(b) as a result of such inaccuracy or breach unless Seller shall have failed to cure such inaccuracy or breach within 30 days after receipt by Seller of a written notice from Buyer stating its intention to terminate this Agreement pursuant to this Section 11.1(b) and the basis for such termination; provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.1(b) if Buyer is then in material breach of any representation, warranty, covenant or other agreement hereunder such that any of the conditions set forth in Section 8.1 or Section 8.3 would not be satisfied at the Closing;

(c)    Seller, if (i) any representation or warranty of Buyer contained in this Agreement shall be inaccurate such that the condition specified in Section 8.3(a) would not be satisfied at the Closing or (ii) any of the covenants or obligations of Buyer contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.3(b) would not be satisfied at the Closing; provided, that, with respect to any such inaccuracy or breach that is capable of being cured by Buyer, Seller may not terminate this Agreement pursuant to this Section 11.1(c) as a result of such inaccuracy or breach unless Buyer shall have failed to cure such inaccuracy or breach within 30 days after receipt by Buyer of a written notice from Seller stating its intention to terminate this Agreement pursuant to this Section 11.1(c) and the basis for such termination; provided, further, that Seller shall not have the right to terminate this Agreement pursuant to this Section 11.1(c) if Seller is then in material breach of any representation, warranty, covenant or other agreement hereunder such that any of the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied at the Closing;

(d)    Buyer or Seller if (i) there shall be in effect a final, non‑appealable order of a Governmental Body that restrains, enjoins or otherwise prohibits or prevents the consummation of the transactions contemplated hereby on the terms contemplated herein or (ii) there shall be in effect any Law applicable to the transactions contemplated hereby that restrains, enjoins or otherwise prohibits or prevents the consummation of the transactions contemplated hereby on the terms contemplated herein; or

(e)    Buyer or Seller if the Closing shall not have occurred on or prior to March 31, 2024 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to a Party if the failure of the Closing to have been consummated on or before the Termination Date was primarily due to the failure of such Party to perform any of its obligations under this Agreement (which failure constitutes a breach by such Party).

The Party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(a)) shall give a notice of such termination to the other Party setting forth a brief description of the basis on which, and the provision of this Section 11.1 pursuant to which, such Party is terminating this Agreement.

11.2    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders, except for the obligations of the Parties hereto as provided in ARTICLE 7 relating to the obligations of Buyer and Seller to keep confidential certain information, Section 10.2 relating to certain expenses, Section 10.11 relating to publicity and this Section 11.2; provided, however, nothing herein shall relieve any Party from any Loss resulting from fraud by the other Party.

[SIGNATURES PAGES FOLLOW]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

SELLER

ISORAY MEDICAL, INC.

By: /s/ Johan (Thijs) Spoor

Name: Johan (Thijs) Spoor

Title: Chief Executive Officer and President

SELLER PARENT

PERSPECTIVE THERAPEUTICS, INC.

By: /s/ Johan (Thijs) Spoor

Name: Johan (Thijs) Spoor

Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

BUYER GT MEDICAL TECHNOLOGIES, INC. By: /s/ Matthew E. Likens Name: Matthew E. Likens Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Earn-Out

This Exhibit A sets forth the specific terms and conditions to be used in determining whether and to what extent a contingent earn-out payment will be made to Seller pursuant to this Agreement. Any such payment is contingent on the full satisfaction of the conditions set forth in this Exhibit A and there is no certainty that any payment will be made at any time hereunder.

Part I. Definitions

Defined terms used in this Exhibit A and not otherwise defined herein or in this Agreement shall have the meanings indicated below:

“Achieved Earn-Out Payment” means, for a Measurement Period, an amount in cash equal to the sum of (i) the Achieved GammaTile Earn-Out Value plus (ii) the Achieved Legacy Earn-Out Value, in each case, for such Measurement Period.

“Achieved GammaTile Earn-Out Value” means, for a Measurement Period, an amount equal to the product of (i) 0.005, multiplied by (ii) the aggregate GammaTile Net Sales Amount for such Measurement Period.

“Achieved Legacy Earn-Out Value” means, for a Measurement Period:

(a) if the aggregate Legacy Net Sales Amount for such Measurement Period is less than or equal to $10,000,000, an amount equal to the product of (i) 0.03, multiplied by (ii) the aggregate Legacy Net Sales Amount for such Measurement Period;

(b) if the aggregate Legacy Net Sales Amount for such Measurement Period is greater than $10,000,000 and less than $15,000,000, an amount equal to the product of (i) 0.04, multiplied by (ii) the aggregate Legacy Net Sales Amount for such Measurement Period; and

(c) if the aggregate Legacy Net Sales Amount for such Measurement Period is greater than or equal to $15,000,000, an amount equal to the product of (i) 0.05, multiplied by (ii) the aggregate Legacy Net Sales Amount for such Measurement Period.

“Earnout Accounting Principles” means, collectively, GAAP, and (solely to the extent consistent therewith) the principles, practices, methodologies, and procedures that are set forth on Annex I to this Exhibit A.

“Expiration Date” means the First Period Expiration Date, the Second Period Expiration Date, the Third Period Expiration Date and the Final Period Expiration Date, as applicable.

“GammaTile Product” means the bioresorbable carrier material which utilizes Cesium-131 brachytherapy seeds and is marketed and sold by Buyer and known as GammaTile Therapy, which holds a clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) that is registered with the FDA as K190296.

“GammaTile Net Sales Amount” means the Net Sales of the GammaTile Product.

“Legacy Product” means Cesium-131 brachytherapy seeds for cases that do not utilize any GammaTile Product. For the avoidance of doubt, Legacy Products do not include (a) GammaTile Products, (b) Cesium-131 brachytherapy seeds for cases that utilize a GammaTile Product or (c) any product not marketed or sold by the Business immediately prior to the Closing.

“Legacy Net Sales Amount” means the Net Sales of the Legacy Product.

“Measurement Period” means the applicable consecutive 12-month period described below:

(a) the 12-month period beginning on the first day following the Closing Date and ending at 11:59 p.m. Pacific time on the date that is one day prior to the first anniversary of such date (the “First Period Expiration Date”);

(b) the 12-month period beginning on the first day following the First Period Expiration Date and ending at 11:59 p.m. Pacific time on the date that is one day prior to the first anniversary of such date (the “Second Period Expiration Date”);

(c) the 12-month period beginning on the first day following the Second Period Expiration Date and ending at 11:59 p.m. Pacific time on the date that is one day prior to the first anniversary of such date (the “Third Period Expiration Date”); and

(d) the 12-month period beginning on the first day following the Third Period Expiration Date and ending on the date that is one day prior to the first anniversary of such date (the “Final Period Expiration Date”).

“Net Sales” means for a Product and as of any date of determination during or with respect to a Measurement Period, the aggregate of the gross invoiced sales prices for the applicable Product that is sold or transferred for value by Buyer and its controlled Affiliates, and its or their sublicensees, assigns or successors (each a “Selling Party”), to a third party during such Measurement Period, less the following amounts incurred or paid as recognized by GAAP by such Selling Party with respect to such sales or transfers for value (regardless of the period in which such amounts are incurred or paid):

(a)	trade, cash, prompt payment or quantity discounts;

(b)	repayments or supplier credits relating to returns, cancellations, refunds, allowances, rebates and chargebacks;

(c)	retroactive price reductions applicable to sales of the applicable Product;

(d)	credits or allowances for Product replacement, whether cash or trade;

(e)

bad debts or amounts written off by reason of uncollectible debt, calculated in accordance with GAAP; provided that if such debt is thereafter paid (or recovered) and is recognized in accordance with GAAP, then the previously deducted amount will be added to Net Sales in the calendar quarter in which such repaid or recovered debt is recognized; and

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(f)	payments to Governmental Bodies to support the funding of health systems (e.g. fees, taxes, mandatory rebates or reimbursements to social security systems).

Notwithstanding anything to the contrary in the foregoing, “Net Sales” will only include sales of Products to a third party for any expanded access program or compassionate sales or use program (including any named patient program or single patient program) to the extent such net sales are above cost.

Notwithstanding anything to the contrary in the foregoing, “Net Sales” will not include any sales at or below cost for test marketing, pre-clinical or clinical studies, or disposition of samples in customary quantities.

Sales or transfers of Products between any of the Selling Parties will not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Selling Party third party.

Net Sales shall be expressed in U.S. dollars and calculated in accordance with the Earnout Accounting Principles.

“Product” means the GammaTile Product or the Legacy Product.

Part II. Calculation of Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value

(a)    Preparation of the Preliminary Earn-Out Statement. Within 90 days of each Expiration Date, Buyer will prepare and deliver to Seller a preliminary statement (each, a “Preliminary Earn-Out Statement”) setting forth in reasonable detail Buyer’s calculation of the Net Sales and resulting Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value for the Measurement Period ended on such Expiration Date. Each Preliminary Earn-Out Statement will be prepared in accordance with the provisions of this Exhibit A. Notwithstanding anything to the contrary in this Exhibit A or in the Agreement, in no event shall Buyer be required to prepare more than one Preliminary Earn-Out Statement per Measurement Period or be required to prepare a Preliminary Earn-Out Statement for any Measurement Period prior to the Expiration Date for such Measurement Period.

(b)	Review of Preliminary Earn-Out Statement.

(i)    During the period commencing upon receipt by Seller of a Preliminary Earn-Out Statement for a Measurement Period and expiring at 5:00 p.m. (Pacific time) on the date that is 45 days thereafter (each, an “Earn-Out Review Period”), Buyer shall provide Seller and any accountants and advisors engaged by Seller with reasonable access, during normal business hours and upon reasonable advance notice, to the books and records used to calculate Net Sales and to prepare such Preliminary Earn-Out Statement solely for the purposes of (A) enabling Seller and its accountants or advisors to calculate, and to review Buyer’s calculation of the Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value set forth in such Preliminary Earn-Out Statement, and (B) identifying any dispute related to Buyer’s calculation of Net Sales and the resulting Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value as set forth in such Preliminary Earn-Out Statement.

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(ii)    If Seller disputes the calculation of the Net Sales and resulting Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value set forth in such Preliminary Earn-Out Statement, then Seller may deliver a written notice (each, an “Earn-Out Notice of Disagreement”) to Buyer prior to the expiration of such Earn-Out Review Period. Such Earn-Out Notice of Disagreement shall set forth, in reasonable detail, the principal basis for the dispute of any such calculation set forth in such Preliminary Earn-Out Statement and Seller’s determination of the Net Sales and resulting Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value, as applicable.

(iii)    If Seller does not deliver an Earn-Out Notice of Disagreement to Buyer prior to the expiration of such Earn-Out Review Period, the Net Sales and resulting Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value set forth in such Preliminary Earn-Out Statement shall be deemed final and binding on Buyer and Seller as the Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value for all purposes of the Agreement for such Measurement Period. Notwithstanding anything to the contrary in this Exhibit A or in the Agreement, in no event (A) shall there be more than one Earn-Out Review Period per Measurement Period, (B) shall Seller submit more than one Earn-Out Notice of Disagreement per Preliminary Earn-Out Statement delivered to Seller, or (C) shall Seller submit an Earn-Out Notice of Disagreement that relates to a Preliminary Earn-Out Statement or Measurement Period that is not the then most recently delivered Preliminary Earn-Out Statement or ended Measurement Period, respectively.

(c)    Meeting to Resolve Proposed Adjustments. If Seller delivers an Earn-Out Notice of Disagreement prior to the expiration of the applicable Earn-Out Review Period for a Measurement Period in accordance with this Exhibit A, then Buyer and Seller shall meet, confer in good faith, and exchange additional relevant information reasonably requested by the other Party regarding the computation of the Net Sales and resulting Achieved Legacy Earn-Out Value and/or Achieved GammaTile Earn-Out Value for a period of 20 days following receipt by Buyer of such Earn-Out Notice of Disagreement. In the event Buyer and Seller resolve any differences as to the Achieved Legacy Earn-Out Value and/or Achieved GammaTile Earn-Out Value for such Measurement Period (“Agreed Earn-Out Modifications”), the Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value set forth in the Preliminary Earn-Out Statement for such Measurement Period, as adjusted by the Agreed Earn-Out Modifications, shall be final and binding as the Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value for all purposes of the Agreement for such Measurement Period.

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(d)    Resolution by Independent Auditor. If Seller and Buyer are unable to reach agreement on the calculation of the Net Sales and resulting Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value prior to the expiration of the 20-day period following receipt of the applicable Earn-Out Notice of Disagreement by Buyer, then either Seller or Buyer may submit any remaining disputed calculations that were included in such Earn-Out Notice of Disagreement to KPMG Peat Marwick, unless, at such applicable time of determination, such firm lacks independence from Buyer or Seller, is no longer in existence or is unwilling to serve in such capacity, in which case, an independent accounting or financial consulting firm of recognized national standing will be mutually selected by Buyer and Seller (such firm, the “Independent Auditor”). The Independent Auditor’s determination and calculation of the Net Sales and resulting Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value will be conclusive and binding upon the Parties (absent mathematical errors of the Independent Auditor) for all purposes of this Agreement for the applicable Measurement Period and may be entered and enforced in any court of competent jurisdiction as an arbitral award.

Part III. Payment of the Achieved Earn-Out Payments

If, following the final determination of the Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value for the applicable Measurement Period in accordance with Part II of this Exhibit A, the Achieved Earn-Out Payment for such Measurement Period is greater than $0, then Buyer will promptly, and in any event within fifteen Business Days following such final determination pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to Buyer, an amount in cash equal to the Achieved Earn-Out Payment for such Measurement Period.

Part IV. Earn-Out Covenants

From and after the Closing and continuing until the final determination of the Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value for the Final Period Expiration Date, Buyer will (i) maintain books and records as reasonably necessary for the calculation of the Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value and (ii) refrain from taking any action in bad faith with the primary intent of impeding payment of any Achieved Earn-Out Payment following the Closing; provided, that subject solely to the foregoing, the Parties understand and agree that Buyer will have full management and operational authority to direct its business (including all business related to the GammaTile Product and Legacy Product) following the Closing with respect to all matters, may at any time change the operations of its business and may take any and all other actions (or fail to take any action) that Buyer, in its judgment, shall deem advisable or in its best interest.

Part VI. Additional Earn-Out Matters

(a)    Seller’s right to any Achieved Earn-Out Payment is personal to Seller and shall not be transferable for any reason other than with the prior written consent of Buyer. Any attempted transfer of Seller’s right to any Achieved Earn-Out Payment (other than with Buyer’s prior written consent) shall be null and void and shall not be recognized by Buyer or any of its Affiliates.

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(b)    The Parties understand and agree that: (i) any amount that becomes payable to Seller pursuant to this Exhibit A, and Seller’s right to any such amounts, are an integral part of the aggregate consideration payable by Buyer in connection with the transactions contemplated by the Agreement and constitute consideration paid for the Purchased Assets; (ii) Seller’s right to receive any such amount that may become payable pursuant to this Exhibit A will not be represented by any form of certificate, is solely a contractual right, is not a security for purposes of any federal or state securities Laws and does not constitute an equity or ownership interest in Buyer or any of its Subsidiaries; (iii) neither Seller nor any other Person shall have any rights as a security holder of Buyer or any of its Subsidiaries as a result of Seller’s right to receive any amounts that may become payable pursuant to this Exhibit A; (iv) nothing herein shall be deemed to be a guarantee by Buyer that the operation of its business following the Closing will result in any Achieved Legacy Earn-Out Value, any Achieved GammaTile Earn-Out Value or the payment of any Achieved Earn-Out Payment; (v) the Achieved Legacy Earn-Out Value and Achieved GammaTile Earn-Out Value is speculative and is subject to numerous uncertainties outside of the control of Buyer; and (vi) the express provisions of this Exhibit A shall govern the contractual relationship of the Parties with respect to any Achieved Earn-Out Payment and no fiduciary or other similar duty or implied covenants, agreements and/or obligations with respect to any Achieved Earn-Out Payment will be owed to Seller or any other Person.

(c)    Notwithstanding anything to the contrary in this Exhibit A or in the Agreement, in no event shall Buyer be required to pay more than one Achieved Earn-Out Payment per Measurement Period.

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Annex I

Earnout Accounting Principles

Not Applicable.

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EXHIBIT B

FORM OF PATENT ASSIGNMENT

[Attached]

EXHIBIT C

FORM OF BILL OF SALE

[Attached]